UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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         (as permitted by Rule 14A-6(e)(2))

☒     Definitive Proxy Statement

☐      Definitive Additional Materials

☐      Soliciting Material Pursuant to Section 240.14a-12

The Black & Decker Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice Of Annual Meeting Of Stockholders

The 2007 Annual Meeting of Stockholders of The Black & Decker Corporation will be held at the Sheraton Baltimore North Hotel, 903 Dulaney Valley Road, Towson, Maryland 21204, on April 19, 2007, at 9:00 A.M., Eastern Time, for the following purposes:

1.	To elect eleven directors to serve until the next annual meeting;

2.	To ratify the selection of Ernst & Young LLP as Black & Decker’s independent registered public accounting firm for 2007;

3.	To act on one stockholder proposal; and

4.	To conduct any other business properly brought before the meeting.

Stockholders of record at the close of business on February 20, 2007, will be entitled to vote at the meeting or any adjournments of the meeting.

Your vote is important to us.    We encourage you to vote as soon as possible by one of three convenient methods:

•	call the toll-free number listed on the proxy card, or

•	access the Internet site listed on the proxy card, or

•	sign, date, and return the proxy card in the envelope provided.

Your Board of Directors recommends a vote “for” each of the nominees included in the Proxy Statement and “against” the stockholder proposal. The Audit Committee, which has the sole authority to retain Black & Decker’s independent registered public accounting firm, recommends a vote “for” the ratification of the selection of Ernst & Young LLP.

By Order of the Board of Directors

Natalie A. Shields

Vice President and Corporate Secretary

March 12, 2007

Proxy Statement

The Notice of Annual Meeting, this Proxy Statement, the enclosed proxy card, and the Annual Report of The Black & Decker Corporation, including the Annual Report on Form 10-K that includes the Consolidated Financial Statements for the year ended December 31, 2006, are being sent beginning March 12, 2007, to stockholders of record at the close of business on February 20, 2007 (the “Record Date”). On the Record Date, there were 65,682,976 shares of common stock outstanding held by 11,815 stockholders of record. Each share of common stock entitles the holder to one vote.

The Board of Directors is soliciting proxies to be voted at the 2007 Annual Meeting of Stockholders to be held at the Sheraton Baltimore North Hotel, 903 Dulaney Valley Road, Towson, Maryland 21204, on April 19, 2007, at 9:00 A.M., Eastern Time. You may vote your shares by:

•	calling the toll-free number listed on the enclosed proxy card,

•	accessing the Internet site listed on the proxy card,

•	signing and dating the proxy card and returning it in the enclosed envelope, or

•	attending the meeting in person and voting by ballot at the meeting.

You may revoke your proxy, whether given by signing the enclosed proxy card or by using the telephone or Internet procedure, at any time before it is exercised by:

•	delivering written notice of revocation to Black & Decker’s Corporate Secretary,

•	delivering another proxy that is properly signed and has a later date,

•	voting by telephone or through the Internet on a later date, or

•	voting in person at the meeting.

Voting by mail using the enclosed proxy card, by telephone, or by accessing the Internet does not limit your right to attend the meeting and change your vote by ballot at the meeting.

The telephone and Internet voting procedures are described on the enclosed proxy card or were sent to you by e-mail if you chose to receive your materials relating to the annual meeting online. The telephone and Internet voting procedures are designed to verify stockholders’ identities, allow stockholders to give voting instructions, and confirm that their instructions have been properly recorded. Your telephone or Internet instructions will authorize the persons named as Proxies to vote your shares as you direct.

Upon request, Black & Decker will supply proxy materials to brokerage houses and other custodians, nominees, and fiduciaries for distribution to beneficial owners of Black & Decker shares and will reimburse them for their distribution expenses. Black & Decker has hired a proxy solicitation firm, D. F. King & Co., Inc., to assist in the solicitation of proxies and has agreed to pay D. F. King approximately $13,000 and to reimburse its expenses. The solicitation of proxies is being made by mail, and also may be made personally, electronically, or by telephone by Black & Decker employees and representatives of D. F. King.

In accordance with a notice sent to eligible beneficial owners of Black & Decker shares who share a single address, only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank, or nominee received contrary instructions from any beneficial stockholder at that address.

This practice, known as “householding,” is designed to reduce printing and mailing costs. If a beneficial owner at that address wishes to receive an Annual Report or Proxy Statement this year or in the future, he or she may contact the Corporate Secretary at Black & Decker’s principal executive office. Black & Decker’s principal executive office is at 701 East Joppa Road, Towson, Maryland 21286, and its telephone number is 410-716-3900.

VOTING SECURITIES

On the Record Date, to Black & Decker’s knowledge, no one other than the stockholders listed in the following table beneficially owned more than 5% of the outstanding shares of its common stock.

Name	Title of Class	Amount of Beneficial Ownership		Percent of Class
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	Common Stock	11,195,480 shares	(1)	17.0%

Ariel Capital Management, LLC 200 E. Randolph Drive, Suite 2900 Chicago, Illinois 60601	Common Stock	4,676,706 shares	(2)	7.1%

U.S. Trust Corporation 114 West 47th Street, 25th Floor New York, New York 10036	Common Stock	4,033,701 shares	(3)	6.1%

(1)	Based on the Schedule 13G/A (Amendment No. 1) filed February 13, 2007, by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA, and AXA Financial, Inc. According to the Schedule 13G/A, AllianceBernstein L.P., a wholly owned subsidiary of AXA Financial, Inc., is deemed to have sole voting power with respect to 7,883,072 shares, shared voting power with respect to 1,086,553 shares, sole dispositive power with respect to 11,082,154 shares, and shared dispositive power with respect to 2,355 shares in its capacity as an investment advisor.
(2)	Based on the Schedule 13G filed February 13, 2007, by Ariel Capital Management, LLC, in its capacity as an investment advisor. According to the Schedule 13G, Ariel Capital Management is deemed to have sole voting power with respect to 4,202,236 shares and sole dispositive power with respect to 4,653,521 shares.
(3)	Based on the Schedule 13G filed February 14, 2007, by U.S. Trust Corporation and United States Trust Company, N.A. According to the Schedule 13G, U.S. Trust Corporation is deemed to have sole voting power with respect to 936,326 shares, shared voting power with respect to 31,100 shares, sole dispositive power with respect to 3,825,388 shares, and shared dispositive power with respect to 208,183 shares in its capacity as an investment advisor.

ELECTION OF DIRECTORS

Eleven directors will be elected to hold office until their successors are elected and qualified. The presence, in person or by proxy, of the record holders of a majority of the shares of stock entitled to be voted at the meeting constitutes a quorum for the conduct of business. If a quorum is present, the affirmative vote of the record holders of a majority of the shares of stock represented at the meeting in person or by proxy is necessary to elect directors. Abstentions will be treated as shares represented at the meeting and will have the same effect as votes against a director. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Nolan D. Archibald

Chairman, President, and Chief Executive Officer

The Black & Decker Corporation

Mr. Archibald served in various executive positions with Conroy, Inc. In 1977, he became vice president of marketing for the Airstream Division of Beatrice Companies, Inc. His subsequent positions at Beatrice included president of Del Mar Window Coverings, president of Stiffel Lamp Company, and president of the Home Products Division. In 1983, he was elected a senior vice president of Beatrice and president of the Consumer and Commercial Products Group. Mr. Archibald left Beatrice and was elected president and chief operating officer of Black & Decker in 1985 and chief executive officer in 1986. He has served continuously in the additional position of chairman of the board since 1987.

Mr. Archibald, who is 63, was first elected a director of Black & Decker in 1985. He also serves as a director of Brunswick Corporation, Lockheed Martin Corporation, and Huntsman Corporation.

Norman R. Augustine

Retired Chairman and Chief Executive Officer

Lockheed Martin Corporation

Mr. Augustine served in various capacities with Douglas Aircraft Company and Vought Missiles and Space Company before joining the United States Department of Defense, where he served as Undersecretary of the Army. He joined Martin Marietta Corporation, a predecessor of Lockheed Martin Corporation, in 1977 as vice president of Aerospace Technical Operations, became a director in 1986, and rose to the position of chairman of the board and chief executive officer in 1988 and 1987, respectively. Following the merger of Martin Marietta and Lockheed Corporation in 1995, he served as president of Lockheed Martin Corporation and later as chairman of the board and chief executive officer. From 1997 through 1999, Mr. Augustine was a lecturer with the rank of professor on the faculty of Princeton University.

Mr. Augustine, who is 71, was first elected a director of Black & Decker in 1997. He also serves as a director of ConocoPhillips and The Procter & Gamble Company.

Barbara L. Bowles

Vice Chair

Profit Investment Management

Ms. Bowles held various positions at First National Bank of Chicago, including vice president of trust investments. From 1981 to 1984, Ms. Bowles was assistant vice president and director of investor relations for Beatrice Companies, Inc. In 1984, she joined Kraft, Inc., where she served as corporate vice president until 1989. Ms. Bowles was chairman of the board and chief executive officer of The Kenwood Group, Inc., an investment advisory firm that she founded in 1989, until December 2005, when the firm was acquired by Profit Investment Management. Currently, she is vice chair of Profit Investment Management. The Kenwood Group continues to operate as a wholly owned subsidiary of Profit. Ms. Bowles manages all of the client portfolios of The Kenwood Group.

Ms. Bowles, who is 59, was first elected a director of Black & Decker in 1993. She also serves as a director of Wisconsin Energy Corporation, Dollar General Corporation, the Chicago Urban League, and the Children’s Memorial Hospital of Chicago.

George W. Buckley

Chairman, President, and Chief Executive Officer

3M Company

From 1993 to 1997, Mr. Buckley served as the chief technology officer and president of two divisions of Emerson Electric Company. In 1997, he joined the Brunswick Corporation as a vice president, became senior vice president in 1999, and became executive vice president in 2000. Mr. Buckley was elected president and chief operating officer of Brunswick in April 2000 and chairman and chief executive officer in June 2000. In December 2005, he was elected chairman, president, and chief executive officer of the 3M Company.

Mr. Buckley, who is 60, was first elected a director of Black & Decker in 2006. Mr. Buckley also serves as a director of the 3M Company.

M. Anthony Burns

Chairman Emeritus

Ryder System, Inc.

Mr. Burns served for nine years with Mobil Oil Corporation, before joining Ryder System, Inc. in 1974. He was elected president and chief operating officer and a director of Ryder in 1979, chief executive officer in 1983, and chairman of the board in 1985. He retired as chief executive officer in 2000 and as chairman of the board and a director in 2002.

Mr. Burns, who is 64, was first elected a director of Black & Decker in 2001. He also serves as a director of Pfizer Inc. and J. C. Penney Company, Inc. He is a life trustee of the University of Miami in Florida and is active in cultural and civic organizations in Florida.

Kim B. Clark

President

Brigham Young University—Idaho

Dr. Clark joined the faculty of Harvard Business School in 1978 and was named Dean of Faculty and George F. Baker Professor of Administration in 1995. He was named president of Brigham Young University—Idaho in 2005. His research is focused on modularity in design and the integration of technology and competition in industry evolution, with a particular focus on the computer industry. He and Carliss Baldwin are co-authors of Design Rules: The Power of Modularity (MIT Press, 2000).

Dr. Clark, who is 57, was first elected a director of Black & Decker in 2003. He also serves as a director of JetBlue Airways Corporation.

Manuel A. Fernandez

Chairman Emeritus

Gartner, Inc.

Mr. Fernandez held various positions with ITT, Harris Corporation, and Fairchild Semiconductor Corporation before becoming president and chief executive officer of Zilog Incorporated in 1979. In 1982, he founded Gavilan Computer Corporation and served as president and chief executive officer and, in 1984, became president and chief executive officer of Dataquest, Inc., an information technology service company. From 1991, he served as president, chairman of the board, and chief executive officer of Gartner, Inc., and was elected chairman emeritus in 2001. Since 1998, he also has been the managing director of SI Ventures, a venture capital firm.

Mr. Fernandez, who is 60, was first elected a director of Black & Decker in 1999. He also serves as a director of Brunswick Corporation, Flowers Foods, Inc., SYSCO Corporation, and several private companies and foundations and is chairman of the board of trustees of the University of Florida.

Benjamin H. Griswold, IV

Senior Partner

Brown Advisory

Mr. Griswold joined Alex. Brown & Sons in 1967, became a partner of the firm in 1972, was elected vice chairman of the board and director in 1984, and became chairman of the board in 1987. Upon the acquisition of Alex. Brown by Bankers Trust New York Corporation in 1997, he became senior chairman of BT Alex. Brown, and upon the acquisition of Bankers Trust by Deutsche Bank in 1999, he became senior chairman of Deutsche Banc Alex. Brown, the predecessor of Deutsche Bank Securities Inc. Mr. Griswold retired from Deutsche Bank Securities Inc. in February 2005 and joined Brown Advisory as senior partner in March 2005.

Mr. Griswold, who is 66, was first elected a director of Black & Decker in 2001. He also serves as a director of Baltimore Life Insurance Company, Flowers Foods, Inc., and W.P. Carey & Co., LLC and is a trustee of The Johns Hopkins University.

Anthony Luiso

Retired President—Campofrio Spain

Campofrio Alimentacion, S.A.

Mr. Luiso was employed by Arthur Andersen & Co. and, in 1971, joined Beatrice Companies, Inc. He held various positions at Beatrice, including president and chief operating officer of the International Food Division and president and chief operating officer of Beatrice U.S. Food. Mr. Luiso left Beatrice in 1986 to become group vice president and chief operating officer of the Foodservice Group of International Multifoods Corporation and served as chairman of the board, president, and chief executive officer of that corporation until 1996. He served as executive vice president of Tri Valley Growers during 1998. In 1999, he joined Campofrio Alimentacion, S.A., the leading processed meat-products company in Spain, as president-international and subsequently served as president of Campofrio Spain through 2001.

Mr. Luiso, who is 63, was first elected a director of Black & Decker in 1988.

Robert L. Ryan

Retired Senior Vice President and Chief Financial Officer

Medtronic Inc.

Mr. Ryan was a management consultant for McKinsey and Company and a vice president for Citicorp. He joined Union Texas Petroleum Corporation as treasurer in 1982, became controller in 1983, and was promoted to senior vice president and chief financial officer in 1984. In April 1993, Mr. Ryan was named the senior vice president and chief financial officer of Medtronic, Inc. He retired from Medtronic in 2005.

Mr. Ryan, who is 63, was first elected as a director of Black & Decker in 2005. He also serves as a director of UnitedHealth Group Incorporated, The Hewlett-Packard Company and General Mills, Inc. and is a trustee of Cornell University and the Hazleden Foundation.

Mark H. Willes

Retired Chairman, President, and Chief Executive Officer

The Times Mirror Company

Mr. Willes was assistant professor of finance and visiting lecturer at the Wharton School of Finance and Commerce of the University of Pennsylvania from 1967 to 1971. In 1971, Mr. Willes joined the Philadelphia Federal Reserve Bank, where he held a number of positions, including director of research and first vice president. He was president of the Federal Reserve Bank of Minneapolis from 1977 to 1980. He joined General Mills, Inc. in 1980 as executive vice president and chief financial officer, was elected president, chief operating officer, and a director of General Mills in 1985, and was elected vice chairman of the board in 1992. In 1995, Mr. Willes was elected a director, president, and chief executive officer of The Times Mirror Company, a national news and information company, and, in 1996, was elected to the additional post of chairman of the board. He also was publisher of The Los Angeles Times from 1997 to 1999.

Mr. Willes, who is 65, was first elected a director of the Corporation in 1990, served until 2001, and was re-elected to the Board in 2004.

CORPORATE GOVERNANCE

The Board of Directors adopted the Corporate Governance Policies and Procedures Statement to set out the policies and procedures by which the Board performs its duties to direct the management of Black & Decker as provided in the laws of Maryland, to assure compliance with state and federal laws and regulations and applicable rules of the New York Stock Exchange (“NYSE”), and to assure that Black & Decker acts effectively and efficiently in the best interests of its stockholders and other constituencies. The Statement contains the charters of the standing committees of the Board of Directors, the Code of Ethics and Standards of Conduct, and the Code of Ethics for Senior Financial Officers. The Statement is available free of charge on Black & Decker’s Internet Web site (www.bdk.com) or in print by calling (800) 992-3042 or (410) 716-2914.

Independent Directors    The Board has determined that, other than Mr. Archibald, who is a full-time employee, no current director has a material relationship with Black & Decker and each is an “independent director” as defined under the current rules of the NYSE and Black & Decker’s Corporate Governance Policies and Procedures Statement. The definition of “independent director” is contained in Black & Decker’s Corporate Governance Policies and Procedures Statement.

The Corporate Governance Committee monitors the independence of directors by reviewing any relationship or transaction in which Black & Decker and a director are participants that may impede the director’s independence or must be disclosed in the Proxy Statement in accordance with the rules and regulations of the SEC. The Corporate Governance Committee reports annually to the Board any relationships or transactions that require a determination by the Board of materiality for proxy reporting purposes. There were no relationships or transactions in which Black & Decker and a director were participants that would impede the director’s independence or must be disclosed in the Proxy Statement. In accordance with its charter, the Audit Committee also receives a report from the General Auditor on a quarterly basis of any transaction between a director and Black & Decker that is out of the ordinary course of business. The General Auditor has never identified any transaction between a director and Black & Decker that required reporting to the Audit Committee.

Compensation of Directors    Non-management directors receive an annual retainer of $195,000, consisting of shares of common stock with a value of $97,500 under The Black & Decker Non-Employee Directors Stock Plan (the “Directors Stock Plan”) and $97,500 in cash. The chairmen of the Audit Committee and the Compensation Committee each receives an additional retainer of $20,000 in cash, the chairmen of the Finance Committee and the Corporate Governance Committee each receives an additional retainer of $10,000 in cash, and each member of the Audit Committee other than the chairman receives an additional retainer of $10,000 in cash. No separate meeting fees are paid. Directors have the option to receive their cash fees in shares of common stock or to defer all or a portion of their cash and stock fees in the form of “phantom shares.” A director who elects to defer all or any part of the cash portion of the annual retainer in the form of phantom shares will be credited with shares of common stock having a fair market value (as defined in the Directors Stock Plan) equal to 120% of the amount of cash deferred.

The following table shows the compensation paid to each of the directors during 2006:

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation		Total
Norman R. Augustine	$–0–	$224,500	$1,344		$225,844
Barbara L. Bowles	91,414	113,586	2,139		207,139
George W. Buckley	–0–	214,500	18,238	(3)	232,738
M. Anthony Burns	79	234,421	2,290		236,790
Kim B. Clark	–0–	214,500	5,796		220,296
Manuel A. Fernandez	–0–	224,500	1,420		225,920
Benjamin H. Griswold, IV	97,579	97,421	327		195,327
Anthony Luiso	–0–	214,500	809		215,309
Robert L. Ryan	107,500	97,500	466		205,466
Mark H. Willes	–0–	234,500	1,839		236,339

(1)	The following table shows the number of stock options held by each director, all of which are immediately exercisable:

Director	Outstanding Stock Options
Norman R. Augustine	14,500
Barbara L. Bowles	5,000
George W. Buckley	–0–
M. Anthony Burns	5,833
Kim B. Clark	–0–
Manuel A. Fernandez	12,500
Benjamin H. Griswold, IV	4,375
Anthony Luiso	14,000
Robert L. Ryan	–0–
Mark H. Willes	–0–

(2)	Represents the amount recognized in Black & Decker’s financial statements during 2006 for awards of stock and phantom shares under the Directors Stock Plan. The fair value for each share of stock or unit of phantom stock was $92.255.
(3)	Includes $10,000 of product received under the Directors Product Program and $7,986 in tax reimbursement payments.

Black & Decker provides $100,000 of term life insurance for each director who is not an employee and $200,000 of accident insurance coverage during each day that a director travels in connection with Black & Decker’s business. Black & Decker provides retirement benefits to directors who were elected prior to 1994 and retire after having served for five or more years. The annual amount of the benefit is $15,000 (one-half of the annual retainer on the date the retirement plan was closed to newly elected directors). Retirement benefits are paid in monthly installments to the director or the director’s surviving spouse until: (1) the number of monthly payments made equals the number of months of service by the director; (2) 120 monthly payments have been made; or (3) the last day of the month following the death of the individual entitled to the payments, whichever occurs first. The retirement benefit is based only on service as a non-management director, and no director first elected after 1993 may participate.

Prior to 2003, directors who were not full-time employees of Black & Decker received stock options as compensation for their service as directors. The option exercise price was the average of the high and low sale price per share on the NYSE on the date of grant. The options became exercisable eleven months from the date of grant and remain exercisable for ten years from the date of grant. The Board discontinued granting stock options to directors in October 2002.

The Board of Directors has adopted the Directors Product Program to encourage directors to use Black & Decker products in order to enhance their understanding and appreciation of Black & Decker’s business. Directors may receive Black & Decker products with an aggregate value of up to $10,000 annually. The value of the products is included in the director’s taxable income, and Black & Decker reimburses directors for the applicable tax liability associated with the receipt of the products. Directors may also purchase Black & Decker products at Black & Decker’s cost, which results in no incremental cost to Black & Decker.

Board Attendance    During 2006, the Board of Directors met in person or by telephone five times. All directors attended 75% or more of the total number of meetings of the Board and Board committees on which they served. Directors are expected to attend the annual meetings of stockholders, and all of the directors attended the annual meeting in 2006.

Committees    The Board has five committees: Executive, Audit, Compensation, Corporate Governance, and Finance. All committees other than the Executive Committee are composed of non-management directors, each of whom is independent within the current rules of the NYSE and the provisions of the Corporate Policies and Procedures Statement. Each committee operates under a written charter adopted by the Board, a copy of which is available on Black & Decker’s Web site (www.bdk.com).

Executive Committee    The Executive Committee is currently composed of Nolan D. Archibald (Chairman), Norman R. Augustine, M. Anthony Burns, Manuel A. Fernandez, and Mark H. Willes. The Executive Committee meets when required during intervals between meetings of the Board and has authority to exercise all of the powers of the Board except as limited by the Maryland General Corporation Law. The Executive Committee did not meet in 2006.

Audit Committee    The Audit Committee, which is currently composed of M. Anthony Burns (Chairman), Barbara L. Bowles, and Robert L. Ryan, met eight times during 2006. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by rules adopted by the SEC and is independent. The Audit Committee assists the Board in overseeing the integrity of Black & Decker’s financial statements, Black & Decker’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of Black & Decker’s internal auditors and independent auditor. The Board and the Audit Committee have adopted a Code of Ethics for Senior Financial Officers that applies to Black & Decker’s chief executive officer, chief financial officer, and controller. The Code is available on Black & Decker’s Web site (www.bdk.com).

Compensation Committee    The Compensation Committee, which is currently composed of Mark H. Willes (Chairman), George W. Buckley, Benjamin H. Griswold, IV, and Anthony Luiso, met five times in 2006. The Compensation Committee assists the Board in matters relating to executive compensation, establishes goals for the award of incentive or performance-based compensation, administers Black & Decker’s stock option, restricted stock and other compensation plans, and monitors the performance of executive officers.

Corporate Governance Committee    The Corporate Governance Committee, which is currently composed of Manuel A. Fernandez (Chairman), Barbara L. Bowles, Kim B. Clark, and Robert L. Ryan, met four times in 2006. The Corporate Governance Committee performs the functions of a nominating committee by identifying individuals qualified to become directors and recommending to the Board a slate of director nominees for the next annual meeting of stockholders. The Corporate Governance Committee also recommends members of the standing committees and develops and recommends to the Board corporate governance principles.

Finance Committee    The Finance Committee, which is currently composed of Norman R. Augustine (Chairman), George W. Buckley, M. Anthony Burns, and Anthony Luiso, met five times during 2006. The Finance Committee monitors the overall financial performance of Black & Decker, recommends dividends, reviews and recommends offerings of Black & Decker’s securities, and reviews Black & Decker’s investments.

Non-Management Directors    Other than Mr. Archibald, who is a full-time employee, all current directors are non-management directors. The non-management directors generally meet in executive session at the end of each regular Board meeting in February, July, and December. The persons who chair the Audit, Compensation, Corporate Governance, and Finance Committees serve in annual rotation as the presiding director of the executive sessions. Interested persons wishing to make their concerns known to the presiding director or to the non-management directors as a group may contact them at the following address:

Presiding Director [or Non-Management Directors]

c/o Corporate Secretary

The Black & Decker Corporation

701 East Joppa Road

Towson, Maryland 21286

Stockholder Communications    In addition to the procedures provided for any interested party to communicate with the presiding director or the non-management directors as a group, stockholders also may communicate with individual directors or the whole Board by sending communications, marked to show that they are a “stockholder communication,” in care of the Corporate Secretary at the foregoing address. If addressed to individual directors, the communications will be forwarded, unopened, to those directors, and if addressed to the whole Board, will be forwarded, unopened, to the Chairman of the Corporate Governance Committee for review and appropriate dissemination. Stockholder proposals submitted for possible inclusion in the Proxy Statement for an annual meeting of stockholders are not, and should not be marked as, a “stockholder communication.”

Nomination of Directors    When a vacancy occurs on the Board of Directors or when the Board increases the number of directors, the Corporate Governance Committee will identify potential candidates to fill the vacancy. Background information on each candidate will be distributed to members of the Corporate Governance Committee, which will screen recommended candidates and, if appropriate, make discreet inquiry to determine the candidate’s interest and availability. Unless eliminated by the screening, the Corporate Governance Committee will report the candidate’s name to the Board and request comments from the other directors. One or more members of the Corporate Governance Committee will meet with the candidate and determine the candidate’s suitability for the Board. Although there are no specific qualifications and standards that must be met by a candidate to be recommended to the Board or any specific qualities or skills that the candidate must possess, a list of desirable characteristics is included in Black & Decker’s Corporate Governance Policies and Procedures Statement, which is posted on Black & Decker’s Web site (www.bdk.com).

The Corporate Governance Committee will consider candidates proposed by one or more substantial, long-term stockholders. Generally, stockholders who individually or as a group have held 5% of Black & Decker’s common stock for over one year will be considered substantial, long-term stockholders. In considering candidates proposed by stockholders, the Corporate Governance Committee will apply the same qualifications and standards it applies when considering nominees proposed by Committee or Board members, including whether a proposed candidate is committed to representing the interests of stockholders generally and not the interests of a particular stockholder or group of stockholders, nor the interests of a particular group whose interests are primarily non-economic or involve a social agenda.

Only persons nominated in accordance with Black & Decker’s bylaws are eligible for election as directors. Nominations may be made at the annual meeting of stockholders only by the Board, by the Corporate Governance Committee (which functions as the nominating committee) or a person appointed by the Board, or by a stockholder who is entitled to vote and follows the procedures described below.

A stockholder may nominate a person for election as a director by sending a written notice to the Corporate Secretary at 701 East Joppa Road, Towson, Maryland 21286, that is received not less than 90 days nor more than 110 days prior to the meeting. If Black & Decker provides less than 100 days’ notice of the date of the meeting, the stockholder’s notice must be received no later than the close of business on the tenth day after the meeting notice was mailed or the public disclosure was made, whichever occurred first. The stockholder’s notice must include: (1) the name, age, business address, and residence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the number of shares of common stock owned by the nominee; and (4) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors according to Regulation 14A under the Securities Exchange Act of 1934. The stockholder also must include the stockholder’s name and address and the number of shares of common stock owned by the stockholder. Black & Decker may require any proposed nominee to furnish other information that may be necessary to determine the nominee’s eligibility to serve as a director. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, the chairman will announce this at the meeting, and the nomination will be disregarded. Although following these procedures enables a stockholder to make a nomination at the annual meeting, it does not entitle the stockholder to have the nominee included in Black & Decker’s Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that Black & Decker disclose late filings of reports of stock ownership, or changes in ownership, by its directors, officers, and 10% stockholders. Based on its review of the copies of forms it received, or written representations from reporting persons that they were not required to file a Form 5, Black & Decker believes that, during 2006, all reports required under Section 16(a) of the Securities Exchange Act for its directors, officers, and 10% stockholders were filed on a timely basis, except for one Form 4 filing for Mr. McBride that was amended to reflect the correct information after a report was timely filed with the SEC but contained erroneous information due to an unintentional administrative oversight.

SECURITY OWNERSHIP BY MANAGEMENT

The following table shows the number of shares of Black & Decker common stock beneficially owned on the Record Date by each director-nominee, each named executive officer, and all current directors and executive officers as a group. Other than Mr. Archibald, who beneficially owns 3.9% of the outstanding shares of common stock, and Mr. McBride, who beneficially owns 1.0% of the outstanding shares of common stock, each director and named executive officer beneficially owns less than 1% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially own 7.1% of the outstanding shares of common stock. The table also includes:

•

shares of common stock that directors and executive officers have the right to acquire within 60 days of the Record Date, including shares that they have the right to acquire by exercising stock options;

•	shares of restricted stock held by executive officers; and

•	phantom shares that have been deferred by directors, but ultimately will be paid in shares of common stock under the Directors Stock Plan.

Executive officers may vote the restricted shares but may not sell or transfer those shares until the restrictions lapse. The phantom shares are not entitled to be voted and may not be transferred, but have been listed in the table because they represent part of the total economic interest of the directors in Black & Decker stock.

	Number of Shares Beneficially Owned
Nolan D. Archibald	2,580,300	(1)
Norman R. Augustine	36,590	(2)
Barbara L. Bowles	15,169	(3)
George W. Buckley	2,357	(4)
M. Anthony Burns	15,230	(5)
Kim B. Clark	7,399	(6)
Charles E. Fenton	54,390	(7)
Manuel A. Fernandez	29,181	(8)
Benjamin H. Griswold, IV	40,056	(9)
Thomas D. Koos	74,097	(10)
Anthony Luiso	40,909	(11)
Michael D. Mangan	254,955	(12)
Paul F. McBride	667,169	(13)
Robert L. Ryan	1,556	(14)
John W. Schiech	226,625	(15)
Mark H. Willes	33,915	(16)
All Directors and Executive Officers as a Group (28 persons)	4,643,114	(17)

(1)	Includes 2,200,000 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 3,868 shares held under the Retirement Savings Plan and 37,736 shares held by or for the benefit of members of Mr. Archibald’s immediate family as to which Mr. Archibald has sole or shared voting or investment power.
(2)	Includes 14,500 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under The 1995 Stock Option Plan for Non-Employee Directors (the “Directors Stock Option Plan”). Also includes 17,090 phantom shares held for the benefit of Mr. Augustine in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Augustine.
(3)	Includes 5,000 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan. Also includes 848 phantom shares held for the benefit of Ms. Bowles in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Ms. Bowles.
(4)	Represents phantom shares held for the benefit of Mr. Buckley in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Buckley.
(5)

Includes 5,833 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan. Also includes 2,879 phantom shares held for the benefit of Mr. Burns in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Burns.
(6)	Includes 3,606 phantom shares held for the benefit of Mr. Clark in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Clark.
(7)	Includes 17,000 shares that may be acquired within 60 days of the Record Date by exercising stock options. Also includes 3,544 shares held for the benefit of a member of Mr. Fenton’s immediate family.
(8)	Includes 12,500 shares that may be acquired within 60 days of the Record Date by exercising options granted under the Directors Stock Option Plan. Also includes 16,681 phantom shares held for the benefit of Mr. Fernandez in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Fernandez.
(9)	Includes 4,375 shares that may be acquired within 60 days of the Record Date by exercising stock options granted under the Directors Stock Option Plan.
(10)	Includes 441 shares held under the Retirement Savings Plan and 37,000 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(11)	Includes 14,000 shares that may be acquired within 60 days of the Record Date by exercising options granted under the Directors Stock Option Plan. Also includes 18,181 phantom shares held for the benefit of Mr. Luiso in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Luiso. Also includes 150 shares held for the benefit of a member of Mr. Luiso’s immediate family.
(12)	Includes 567 shares held under the Retirement Savings Plan and 199,750 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(13)	Includes 446 shares held under the Retirement Savings Plan and 620,500 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(14)	Represents phantom shares held for the benefit of Mr. Ryan in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Ryan.
(15)	Includes 1,885 shares held under the Retirement Savings Plan and 188,000 shares that may be acquired within 60 days of the Record Date by exercising stock options.
(16)	Includes 7,470 phantom shares held for the benefit of Mr. Willes in a deferred compensation account under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by Mr. Willes.
(17)	Includes 19,687 shares held for the account of the executive officers under the Retirement Savings Plan and 3,694,508 shares that executive officers and directors have the right to acquire within 60 days of the Record Date by exercising stock options. Also includes 70,668 phantom shares held in deferred compensation accounts for the benefit of non-management directors under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral periods selected by participating directors.

The information provided in the table above is based on information received from the directors and executive officers. The inclusion of shares in the table is not an admission of beneficial ownership by the director or executive officer next to whose name the shares appear. Unless otherwise indicated in a footnote, the director or executive officer had sole voting and investment power over the shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction    The Compensation Committee consists of four directors, each of whom is independent within the meaning of the current rules of the NYSE and Black & Decker’s Corporate Policies and Procedures Statement. Under its charter, the purpose of the Compensation Committee is to assist the Board in matters relating to executive compensation, establish goals for the award of incentive and performance-based compensation, administer Black & Decker’s equity plans, and monitor the performance of the executive officers. Its functions include the following:

•

Annually, review and approve goals and objectives relevant to compensation of the chief executive officer, evaluate the chief executive officer’s performance in light of those goals and objectives, and recommend to the independent members of the Board the chief executive officer’s compensation level based on that evaluation.

•	Review the objectives and performance of the executive officers.

•	Review and recommend to the Board salaries and benefits for the executive officers in addition to the chief executive officer.

•	Review and make recommendations to the Board with respect to incentive compensation plans and equity-based compensation plans.

•	Administer all short-term and long-term incentive compensation plans and all equity-based plans.

•	Monitor compliance with Black & Decker’s policy regarding stock ownership by executives.

•	Retain the compensation consulting firm on the Compensation Committee’s sole authority.

To obtain access to independent compensation data, analysis and advice, the Compensation Committee retains the services of a compensation consultant who is hired by, and reports to, the Compensation Committee. The consultant is Watson Wyatt Worldwide, which attends Compensation Committee meetings as needed. Examples of projects assigned to the consultant include evaluation of the composition of the peer group of companies, evaluation of levels of executive compensation as compared to general market compensation data and the peer companies’ compensation data, and evaluation of proposed compensation programs or changes to existing programs.

Each Compensation Committee meeting usually includes an executive session without members of management present. The Compensation Committee met five times in 2006, and each meeting included an executive session. Watson Wyatt attended one meeting. The Compensation Committee believes that input from both management and the consultant provide useful information and points of view to assist the Compensation Committee to determine its own views on compensation. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for the executive officers from both the consultant and management, the Compensation Committee makes the final decisions as to the design and compensation levels for these executives.

Philosophy and Objectives     The Compensation Committee oversees an executive compensation program designed to reflect Black & Decker’s pay-for-performance philosophy and to focus all executives on Black & Decker’s annual and long-term financial performance and long-term stock price performance. The

Compensation Committee has established the following objectives for Black & Decker’s executive compensation program:

•	to attract, retain, and motivate top quality executives with the qualifications necessary to drive the long-term financial success of Black & Decker;

•	to reward the performance of key executives, employees with critical talent, and employees recognized as high potential executives;

•	to encourage the achievement of key strategic, operational, and financial goals;

•	to link the majority of the total compensation opportunity to company, business unit, and individual performance;

•	to align the interests of executive officers with the interests of Black & Decker’s stockholders; and

•	to give the Compensation Committee the flexibility to respond to the continually changing multinational environment in which Black & Decker operates.

The key elements of direct compensation for the executive officers are base salary, cash awards under an annual incentive plan, and long-term incentive awards. Long-term awards consist of performance shares, restricted stock, and stock options. Executive officers also are eligible for other elements of indirect compensation, including certain perquisites and retirement benefits. The Compensation Committee considers all elements of compensation when evaluating program design.

Based on the objectives described above, Black & Decker generally strives to set a compensation opportunity for executives based on a target level of performance at the competitive median of compensation paid to similarly situated executives at comparable companies. Actual compensation may be above or below the median based on the actual performance of Black & Decker and the individual, with the opportunity to achieve upper quartile compensation based on superior performance. This approach is intended to ensure that a significant portion of executive compensation is based on Black & Decker’s financial and strategic performance. In making its decisions on an individual’s compensation, the Compensation Committee considers the nature and scope of all elements of an executive’s total compensation package, the executive’s responsibilities, and his or her effectiveness in supporting Black & Decker’s key strategic, operational, and financial goals. The Compensation Committee also considers recommendations from the chairman and chief executive officer regarding total compensation for those executive officers reporting directly to him.

The Compensation Committee strives to align the relative proportion of each element in the compensation opportunity with the competitive market and Black & Decker’s objectives. Generally, as employees move to higher levels of responsibility with greater ability to influence Black & Decker’s results, the percentage of performance-based pay will increase. The Compensation Committee’s goal is to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support Black & Decker’s objectives.

Black & Decker’s businesses compete within many market segments and none of its competitors operate in all of these segments. Black & Decker also competes with a broad group of companies for talent. Black & Decker, therefore, compares itself to competitive market data from a broad group of companies that fall within a reasonable range (both above and below Black & Decker) of comparison factors such as revenue, market capitalization, and net income. This competitive market data provides a frame of reference for the Compensation Committee when evaluating executive compensation. Some variation may take place from year to year in the composition of this group of companies as the Compensation Committee evaluates the appropriateness of the companies comprising that group.

The Compensation Committee believes that the understanding by executives of the philosophy and objectives described above and the total compensation opportunity is an essential aspect of the compensation program. The Compensation Committee supports initiatives that educate the executives about the total compensation program and reinforce how the program supports Black & Decker’s pay-for-performance philosophy.

Pay-for-Performance Analysis    In 2006, the Compensation Committee retained Watson Wyatt to conduct a pay-for-performance analysis of Black & Decker’s executive compensation program to provide a perspective on the alignment of pay and performance versus a peer group. The peer group contained the same companies identified below in the discussion about the compensation of the chief executive officer other than York International, which was acquired by another company during 2006. This historical analysis included a comparison of Black & Decker relative to the peer group with respect to realizable compensation for the named executive officers (other than Mr. McBride, who was not included in the analysis because he was not a named executive officer in 2005) and a number of financial metrics, including earnings per share growth, free cash flow growth, return on invested capital, revenue growth, and total shareholder return, during fiscal years 2003-2005. In its analysis, Watson Wyatt defined realizable compensation as the sum of the cash paid to the executives, current value of the in-the-money stock options and restricted stock, and the value of the payouts under the Performance Equity Plan during the relevant period. The analysis demonstrated that pay and performance are appropriately aligned for the chief executive officer and the other named executive officers included in the analysis because the realizable compensation paid to those executives is correlated with Black & Decker’s financial performance and total shareholder return during the relevant period.

Compensation of Chief Executive Officer    In connection with the review of the chief executive officer’s annual salary in October 2005, the Compensation Committee asked Watson Wyatt, its independent compensation consultant, to perform a comprehensive, competitive analysis of the total direct compensation program of Black & Decker’s chief executive officer. The study compared the value of Mr. Archibald’s total direct compensation and retirement benefits to the corresponding opportunities extended to chief executive officers within a peer group of companies. Watson Wyatt developed this list of companies independent from prior peer groups used by Black & Decker to ensure a fresh look at companies in the manufacturing industry and incorporated suggestions from Black & Decker’s management and the Chairman of the Compensation Committee. The final list of companies, which was approved by the Chairman of the Compensation Committee, included the following:

American Standard Companies	Illinois Tool Works Inc.	Parker-Hannifan
Danaher Corporation	Ingersoll-Rand Co.	Snap-On Inc.
Dover Corporation	ITT Industries	SPX Corp
Eaton Corporation	Lennox International	Stanley Works
Fortune Brands Inc.	Masco Corp.	Textron Inc.
Grainger Inc.	Newell-Rubbermaid	Timken Co.
York International

The report from Watson Wyatt indicated that Mr. Archibald’s total target cash compensation (base salary and annual incentive bonus) was between the 50th and 75th percentile of the market data, while his total target direct opportunity compensation (base salary, annual incentive bonus and stock awards) was slightly above the 75th percentile of the competitive market data. The report noted the current pay package for Mr. Archibald is appropriately designed and executed, effectively balances pay and performance, and provides adequate retention value. Additionally, the report noted that the one- and three-year financial performance of Black & Decker relative to the peer group and the S&P 500 was outstanding for several key metrics, including total shareholder return, earnings per share growth, sales growth, and cash flow growth. Based on this report, the Compensation Committee concluded that Mr. Archibald’s target cash compensation was appropriate and made no changes in his base salary.

Finally, the report noted that Black and Decker’s stock retention and ownership guidelines require the chief executive officer to own five times (in fair market value) his base salary in shares directly owned by the officer and his immediate family. Mr. Archibald’s goal under this program is $7.5 million, which is five times his base salary of $1.5 million. At the time of the consultant’s report, Mr. Archibald directly owned over $24.6 million in Black & Decker shares, which is over 300% of his goal, thus indicating to the Compensation Committee that Mr. Archibald has a strong alignment with Black & Decker’s stockholders.

Annual Salary    The Compensation Committee establishes base salaries that are sufficient to attract and retain individuals with the qualities it believes are necessary for the long-term financial success of Black & Decker and that are competitive in the marketplace. The Compensation Committee recommends any increases in an executive officer’s base salary to the independent members of the Board of Directors. The Board of Directors did not modify or reject any of the recommendations of the Compensation Committee in 2006.

An executive officer’s base salary generally reflects the officer’s responsibilities, tenure, job performance, special circumstances such as overseas assignments, and direct competition for the officer’s services. Except for the chief executive officer’s salary, which is reviewed at 18-month intervals, the Compensation Committee reviews executive officer base salaries at 14-month intervals. In addition to these periodic reviews, the Compensation Committee may at any time review the salary of an executive who has received a significant promotion, whose responsibilities have been increased significantly, or who is a retention risk.

When an executive’s base salary is being reviewed by the Compensation Committee, management gathers competitive market data from reputable published surveys for use by the Compensation Committee and submits a report to the Compensation Committee that contains the 25th percentile, the median, and the 75th percentile of base salary of a broad group of companies. The report also provides the executive’s total compensation, equity holdings and merit history and includes a recommendation from the chief executive officer regarding an appropriate amount of base salary for the named executive officers (other than the chief executive officer). After reviewing this report, the Compensation Committee evaluates the executive’s performance and considers Black & Decker’s needs to arrive at individual compensation decisions.

Mr. Archibald’s base salary was $1,500,000 in 2006, unchanged since 2004. The Board of Directors increased Mr. Mangan’s salary by $50,000 in 2006 because of his expanded role in the management of the Fastening and Assembly Systems segment along with his duties as Black & Decker’s chief financial officer.

During 2006, the other named executive officers received salary increases ranging from 3.1% annualized to 6.4% annualized based on the Compensation Committee’s periodic reviews of those salaries as described above.

Annual Incentive Awards    The Compensation Committee believes that the compensation program should focus the named executive officers and other key executives on the annual financial performance of Black & Decker and should reward individual performance. Under the annual incentive plans, the amount of the incentive award depends on Black & Decker’s performance against performance goals established by the Compensation Committee at the beginning of the year.

In February 2006, the Compensation Committee established threshold, target, and maximum performance goals based on the earnings per share to be achieved by Black & Decker during 2006 and, for the officers with business unit responsibility, operating income of the applicable business unit adjusted for working capital utilization measured against budget. The Compensation Committee believes that earnings per share is the appropriate measure for the performance goal to align the interests of management with the interests of Black & Decker’s stockholders because stock price appreciation is generally based on expected earnings per share growth. The Compensation Committee also established individual incentive targets equal to a percentage of base salary for each executive officer in February 2006, with the targets ranging from 50% to 100% of base salary for the named executive officers, under the annual incentive plans. The individual targets are based on the review of short term incentive targets from a broad group of companies published in independent executive compensation surveys.

If the Compensation Committee determines that an executive officer is eligible for payment under the applicable annual incentive plan because a performance goal has been achieved, the exact amount is determined by multiplying the individual incentive target by a payout factor. For the executive officers who were members of the corporate staff, the payout factor was entirely dependent upon actual earnings per share measured against target earnings per share. For the executive officers with operating responsibility for a business unit, 25% (or 75% in the case of Mr. Mangan) of the payout factor was determined by comparing actual earnings per share against the earnings per share targets established by the Compensation Committee, and 75% (or 25% in the case of Mr. Mangan) was determined by comparing business unit operating income adjusted for working capital utilization to business unit performance in that area measured against the approved 2006 budget. The payout factors established under the annual incentive plans are:

•	70% if the threshold goal was achieved,

•	100% if the target goal was achieved, and

•	150% (or 200% in the case of the chief executive officer) if the maximum goal was achieved.

The payout factors are prorated when the actual performance of Black & Decker or a business unit exceeds a lower performance goal but not the next higher performance goal.

The Compensation Committee established an earnings per share target of $6.73 as the threshold performance goal, $7.20 as the target performance goal, and $7.40 as the maximum performance goal for the 2006 performance period. As mentioned above, a portion of the payout factor for those executive officers with operating responsibility for a business unit was based on the achievement against the 2006 budget for operating income, as adjusted for working capital utilization, with the budget serving as the target performance goal. Black & Decker undertook a rigorous process to develop the budget, which was reviewed and approved by the Board in February 2006. Each business unit is required to develop a budget that is probable, but not certain, of achievement.

In February 2007, the Compensation Committee determined that Black & Decker had not achieved the threshold performance goal based on the actual earnings per share realized during 2006 of $6.55 and the Industrial Products Group of the Power Tools and Accessories segment had not achieved the threshold performance goal applicable to it. Consistent with Black & Decker’s pay-for-performance philosophy, Messrs. Archibald, Fenton, Schiech, and McBride did not receive a payout under the annual incentive plan. The Compensation Committee determined that the Fastening and Assembly Systems segment and the Consumer Products Group of the Power Tools and Accessories segment had achieved the threshold performance goal based on the operating income of each of those units, resulting in payments to Messrs. Mangan and Koos.

In addition to awards under the annual incentive plans based on the achievement of pre-established objectives and to give the Compensation Committee additional flexibility, the Compensation Committee may approve additional bonuses outside of the plan following an evaluation of an executive officer’s performance and success in areas deemed by the Compensation Committee to be significant to Black & Decker as a whole or to a particular business unit. The Compensation Committee did not award any additional bonuses outside of the plan to the named executive officers.

Long-Term Incentive Awards     Under the Performance Equity Plan (“PEP”), the Compensation Committee makes awards of performance shares payable in Black & Decker common stock based on Black & Decker’s performance against established performance goals. The performance targets for threshold, target, and maximum awards are established by the Compensation Committee at the beginning of a two-year performance period.

The number of performance shares granted to an executive officer generally is determined by a percentage of the officer’s base salary, with the dollar value of the shares underlying a grant ranging from 50% to 70% of base salary. For those executive officers who are in a position to have the greatest effect on Black & Decker’s long-term performance, the percentages of base salary increase as the level of responsibility of the executive officer increases to maximize the incentive aspects of the PEP. Threshold, target, and maximum awards are equal to 50%, 100% and 150%, respectively, of the performance shares granted under the PEP.

In February, the Compensation Committee establishes the performance goals for the two-year performance period that began the preceding January 1. For corporate officers, these performance goals are based on the earnings per share achieved by Black & Decker during the second year of the performance period. The use of earnings per share as the basis for the performance targets and awards of common stock under the PEP aligns the interests of management with the interests of Black & Decker’s stockholders. For executives with operating responsibility of business units, 50% (or 75% in the case of Mr. Mangan for the 2006-2007 performance period) of the award is based on the achievement of the earnings per share targets indicated above, and 50% (or 25% in the case or Mr. Mangan for the 2006-2007 performance period) of the award is based on the earnings contribution, as adjusted for asset utilization, of the applicable business unit during the performance period against a management forecast. This management forecast serves as the target performance goal under the PEP. When developing the annual budget, each business unit is required also to develop a forecast for the succeeding year that is probable, but not certain, of achievement. Under the terms of the PEP, the Compensation Committee may adjust the performance goals upward or downward to reflect unusual, non-recurring or extraordinary events, changes in Black & Decker’s methods of accounting, changes in applicable tax laws or regulations, or any other factors the Compensation Committee may determine to the extent the adjustment would not disqualify the awards for the performance-based compensation exclusion under Section 162(m) of the Internal Revenue Code.

In February 2005, the Compensation Committee established performance goals based on earnings per share for the two-year performance period that ended December 31, 2006. These performance goals, as adjusted to reflect Black & Decker’s adoption of FAS 123(R), required the achievement of earnings per share during 2006 of $5.55 for minimum payout, $6.15 for target payout, and $6.55 for maximum payout. The performance goals for each of the business units were based on a forecast of the business unit’s earnings contribution, as adjusted for asset utilization, developed in connection with the 2005 budget that management believed was probable, but not certain, of achievement. During 2006, Black & Decker achieved earnings per share of $6.55, which was the maximum target performance goal for this performance period. Under the terms of the PEP, Messrs. Archibald, Mangan, Fenton, and McBride received the number of shares of Black & Decker common stock equal to 150% of the performance shares initially granted to each of them for this performance period. Mr. Schiech and Mr. Koos received the number of shares of Black & Decker common stock equal to 75% of the performance shares initially granted to each of them for this performance period, which reflects a maximum award based on Black & Decker’s earnings per share during 2006 and no award based on the performance of the applicable business unit.

In February 2006, the Compensation Committee established the following performance goals based on earnings per share for the 2006-2007 performance period: the achievement of earnings per share during 2007 of $7.20 for minimum payout, $7.70 for target payout, and $8.14 for maximum payout. The performance goals for each of the business units were based on a forecast of the business unit’s earnings contribution, as adjusted for asset utilization, developed in connection with the 2006 budget that management believed was probable, but not certain, of achievement.

The performance targets are not an indication of how Black & Decker will perform in 2007. The sole purpose of these targets, which were established in February 2006, is to establish internal performance-based goals under a long-term incentive compensation plan. Consistent with Black & Decker’s pay-for-performance compensation philosophy, the Compensation Committee establishes these goals to align executive compensation with Black & Decker’s performance and to encourage the achievement of Black & Decker’s goals. As disclosed in its January 30, 2007 press release, Black & Decker expects earnings per share in the range of $6.25 to $6.55 for the 2007 fiscal year. If Black & Decker’s 2007 performance is consistent with this guidance, awards will not be made under the PEP for the 2006-2007 performance period based on Black & Decker’s 2007 earnings per share. Black & Decker is not providing any guidance, nor updating any prior guidance, of its future performance with the disclosure of these performance targets, and you are cautioned not to place any reliance on these performance targets as an indication of Black & Decker’s future performance.

The Compensation Committee awards restricted stock and stock options for the purpose of retaining current executives, aligning their interests with the interests of Black & Decker’s stockholders, and rewarding the performance of Black & Decker and the individual. Under Black & Decker’s grant guidelines, the number of shares underlying a stock option award and the number of restricted shares granted to an executive are based on:

•	the market value of the shares covered by each award as a percentage of the executive’s base salary,

•	the market value of the shares covered by the prior year’s stock option and restricted stock award,

•	a subjective evaluation of the executive’s individual performance, and

•	any change in the executive’s duties or responsibilities.

The percentage of annual salary applicable to each executive is based on the review of market competitive data. The amounts recommended by the grant guidelines, however, may be increased or decreased by the Compensation Committee after an evaluation of Black & Decker’s performance and an evaluation of the individual’s performance, his or her potential to impact Black & Decker’s future results, and any retention considerations.

Awards of restricted stock and stock options were made in April 2006. In determining the amount of the restricted stock and stock option grants to the named executive officers (other than the stock option grant to Mr. Archibald, which was in accordance with Black & Decker’s grant guidelines), the Compensation Committee increased the amounts suggested by Black & Decker’s grant guidelines after consideration of the factors discussed in the last sentence of the preceding paragraph. The Compensation Committee noted the following with respect to Black & Decker’s performance:

•	record sales, earnings per share, and free cash flow during 2005,

•	sales up 21% to a record $6.5 billion during 2005,

•	earnings per share up more than 23% per year in each of 2002, 2003, 2004, and 2005,

•	dividend up 33% during 2005, and

•	8% of outstanding shares repurchased during 2005.

Black & Decker does not time, and has never timed, the grant of stock options in coordination with the release of material non-public information and has never back-dated any awards of stock options. Although management may recommend the amount of stock options granted to employees, the Compensation Committee approves the grant of all stock options and does not delegate the timing of stock option grants. Black & Decker has retained a third party service provider to administer the day-to-day activities of the stock option plans and the restricted stock plan, but the provider does not determine the recipient of stock options, the amount of stock options granted to a participant, or the exercise price of stock options.

Perquisites and Retirement Benefits    As described in more detail below, Black & Decker provides the named executive officers with specific perquisites and retirement benefits. Black and Decker believes these perquisites and retirement benefits are market competitive elements of an executive’s compensation package and are important to attract and retain top quality executives.

As described under the caption Pension Benefits beginning on page 34 of this Proxy Statement, Mr. Archibald is entitled to certain retirement benefits under defined benefit plans maintained by Black & Decker, including the Supplemental Executive Retirement Plan. The Compensation Committee believes that the amount of Mr. Archibald’s retirement benefit reflects his performance as Black & Decker’s chief executive officer over a period of 20 years. In its report to the Compensation Committee in October 2005, Watson Wyatt compared Mr. Archibald’s retirement benefit with the pension retirement benefits of the chief executive officers of the 19 companies comprising the peer group. The chief executive officers at 17 of the peer companies had defined pension benefits similar to Mr. Archibald’s. Based on this report, the Compensation Committee believes Mr. Archibald’s retirement benefits are reasonable and competitive.

Severance Benefits    Black & Decker has entered into agreements and maintains plans that will require Black & Decker to provide severance benefits to the named executive officers in the event of a termination of employment or change in control of Black & Decker. These agreements are described in more detail below.

The Board believes that these severance benefits encourage the commitment and availability of key management employees and ensure that they will be able to devote their full attention and energy to the affairs of Black & Decker in the face of potentially disruptive and distracting circumstances in the event of an attempted or actual change in control or an unsolicited takeover. In any such event, key management employees will be able to analyze and evaluate proposals objectively with a view to the best interests of Black & Decker and its stockholders and to act as the Board may direct without fear of retribution if the change in control occurs. The severance benefits, however, may have the incidental effect of discouraging takeovers and protecting the employees from removal, because the benefits increase the cost that would be incurred by a company seeking to acquire Black & Decker.

The officers are entitled to certain benefits, including a cash severance payment, in the event of a change in control of Black & Decker and the subsequent termination of the officer in certain circumstances. Upon the occurrence of a change in control of Black & Decker, these arrangements also provide that:

•	each officer will fully vest in all outstanding stock options,

•	all shares of restricted stock previously awarded to each officer will become fully vested and no longer subject to forfeiture,

•	each officer will receive the maximum number of performance shares held by that officer under the PEP, and

•	each officer will be entitled to the maximum benefit without risk of forfeiture under the Supplemental Executive Retirement Plan regardless of years of credited service or age.

Black & Decker believes that these provisions offer the appropriate protection of the equity awards and retirement benefits upon a change in control, particularly where the stockholders of Black & Decker are receiving cash for their shares. According to market data obtained from reputable published surveys, a majority of large companies also accelerate the vesting of equity awards solely upon a change in control.

Equity Ownership Policy    The Board has adopted an equity ownership policy for principal executive officers, the primary purpose of which is to strike a balance between the objectives of stock ownership and individual financial planning. The policy provides for minimum share ownership targets ranging from shares having a market value of two times the base salary of certain officers to five times the base salary of the chief executive officer. Until an officer owns at least 50% of the minimum share ownership target, that officer is expected to retain 100% of the “net shares” received under Black & Decker’s stock-based compensation plans. Once an officer owns 50% of the minimum share ownership target, that officer should retain at least 50% of the net shares until the minimum share ownership target is met. “Net shares” means the shares remaining after deducting shares for the payment of taxes and after deducting shares for the exercise price of stock options. The equity ownership policy is included in Black & Decker’s Corporate Governance Policies and Procedures Statement, which is available on Black & Decker’s Web site.

All of the named executive officers are in compliance with the equity ownership policy. The following table provides the minimum share ownership target of each named executive officer and the value of the shares held by the officer as of the Record Date:

Officer	Ownership Target	Value of Owned Shares
Nolan D. Archibald	$7,500,000	$18,468,546
Michael D. Mangan	1,725,000	2,379,483
Charles E. Fenton	1,500,000	1,685,266
John W. Schiech	1,320,000	1,463,520
Thomas D. Koos	1,290,000	1,483,895
Paul F. McBride	1,290,000	2,820,691

Accounting and Tax Treatment    Section 162(m) of the Internal Revenue Code generally disallows a deduction by publicly held corporations for compensation in excess of $1 million paid to the chief executive officer or one of the four other most highly compensated officers. Certain performance-based compensation qualifies for an exemption under Section 162(m) and is not subject to the deduction limit. Compensation under the Executive Annual Incentive Plan (the annual incentive plan for the named executive officers) and the PEP qualify for the exemption. Current awards under the Restricted Stock Plan do not qualify for the exemption. The Compensation Committee continues to monitor its executive compensation plans and policies with a view toward preserving the deductibility of executive compensation while maintaining an ability to attract and retain those executives necessary to assist Black & Decker in reaching its goals and objectives. Also, under some circumstances, the Compensation Committee may exercise both positive and negative discretion in determining appropriate amounts of compensation because it believes that the prudent use of discretion in determining pay level is consistent with the philosophy and objectives of Black & Decker’s compensation program and gives the Compensation Committee flexibility to exercise subjective judgment in assessing an executive’s performance. In those situations, part of the compensation paid may not be deductible. Approximately $833,530 of compensation was not deductible because of the $1 million limitation in Black & Decker’s 2005 tax return.

SUMMARY COMPENSATION TABLE

The following table shows the compensation of Black & Decker’s chief executive officer, chief financial officer, and the four other most highly compensated officers for 2006:

Name and Principal Position	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation		Total
Nolan D. Archibald	$1,523,077	$–0–	$4,090,626	$3,735,813	$–0–	$174,447	$812,472	(3)	$10,336,435
Chairman, President and Chief Executive Officer

Michael D. Mangan	563,013	–0–	799,393	641,368	55,000	653,836	109,550	(4)	2,822,160
Senior Vice President and Chief Financial Officer

Charles E. Fenton	488,942	–0–	603,551	426,968	–0–	461,020	74,873	(5)	2,055,354
Senior Vice President and General Counsel

John W. Schiech	432,186	–0–	443,740	453,495	–0–	537,259	83,761	(6)	1,950,441
Group Vice President

Thomas D. Koos	419,115	–0–	405,723	417,757	100,000	366,229	74,851	(7)	1,783,675
Group Vice President

Paul F. McBride	427,865	–0–	462,656	659,033	–0–	641,659	77,106	(8)	2,268,319
Senior Vice President–Human Resources and Corporate Initiatives

(1)	Represents the amount recognized in Black & Decker’s financial statements during 2006 for awards of restricted stock, performance shares under the PEP, and stock options. These amounts were estimated using the valuation model described in Notes 1 and 17 of Notes to Consolidated Financial Statements included in Item 8 of Black & Decker’s Annual Report on Form 10-K for the year ended December 31, 2006.
(2)	This amount represents the increase in the actuarial present value of the officer’s accumulated benefit under The Black & Decker Supplemental Executive Retirement Plan, The Black & Decker Supplemental Pension Plan, and The Black & Decker Pension Plan.
(3)	Includes $129,092 in contributions by Black & Decker to the Supplemental Retirement Savings Plan, $92,386 in tax reimbursement payments, and $584,374 of perquisites and other personal benefits. The perquisites and other personal benefits include personal use of Black & Decker’s aircraft at an approximate cost to Black & Decker of $437,317 and the personal use of a Black & Decker automobile at an approximate cost to Black & Decker of $68,553. Other perquisites and personal benefits include a car allowance, reimbursement for financial and tax counseling, reimbursement for club dues, the personal use of tickets to athletic and other entertainment events, and maintenance of a home security system.
(4)	Includes $26,790 in contributions by Black & Decker to the Supplemental Retirement Savings Plan, $9,308 in tax reimbursement payments, $19,339 in life insurance premiums paid by Black & Decker, and $47,492 of perquisites and other personal benefits. The perquisites and personal benefits include a car allowance and repairs, reimbursement for financial and tax counseling, the personal use of tickets to athletic and other entertainment events, and the reimbursement of club dues.
(5)	Includes $20,893 in contributions by Black & Decker to the Supplemental Retirement Savings Plan, $8,034 in tax reimbursement payments, and $39,326 of perquisites and other personal benefits. The perquisites and personal benefits include a car allowance and repairs, reimbursement for financial and tax counseling, the personal use of tickets to athletic and other entertainment events, the reimbursement of club dues, and maintenance of a home security system.

(6)	Includes $19,116 in contributions by Black & Decker to the Supplemental Retirement Savings Plan, $5,564 in tax reimbursement payments, $10,581 in life insurance premiums paid by Black & Decker, and $41,880 of perquisites and other personal benefits. The perquisites and personal benefits include a car allowance, reimbursement for financial and tax counseling, the personal use of tickets to athletic and other entertainment events, and the reimbursement of club dues.
(7)	Includes $18,723 in contributions by Black & Decker to the Supplemental Retirement Savings Plan, $7,548 in tax reimbursement payments, and $33,398 of perquisites and other personal benefits. The perquisites and personal benefits include a car allowance and repairs, reimbursement for financial and tax counseling, the personal use of tickets to athletic and other entertainment events, and the reimbursement of club dues.
(8)	Includes $15,573 in contributions by Black & Decker to the Supplemental Retirement Savings Plan, $7,371 in tax reimbursement payments, $11,912 in life insurance premiums paid by Black & Decker, and $35,630 of perquisites and other personal benefits. The perquisites and personal benefits include a car allowance and repairs, reimbursement for financial and tax counseling, the personal use of tickets to athletic and other entertainment events, and the reimbursement of club dues.

GRANTS OF PLAN-BASED AWARDS

The following table shows information about awards made under various compensation plans during 2006:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Nolan D. Archibald	2/8/2006	$1,050,000	$1,500,000	$3,000,000
	2/8/2006				6,354	12,707	19,061				$1,049,979
	4/19/2006							55,000			5,079,525
	4/19/2006								150,000	$92.355	3,849,000

Michael D. Mangan	2/8/2006	281,750	402,500	603,750
	2/8/2006				1,906	3,812	5,718				314,986
	4/19/2006							10,000			923,550
	4/19/2006								30,000	92.355	769,800

Charles E. Fenton	2/8/2006	210,000	300,000	450,000
	2/8/2006				1,725	3,449	5,174				284,991
	4/19/2006							6,000			554,130
	4/19/2006								20,000	92.355	513,200

John W. Schiech	2/8/2006	184,800	264,000	396,000
	2/8/2006				1,256	2,511	3,767				207,484
	4/19/2006							8,000			738,840
	4/19/2006								25,000	92.355	641,500

Thomas D. Koos	2/8/2006	180,600	258,000	387,000
	2/8/2006				1,210	2,420	3,630				199,965
	4/19/2006							8,000			738,840
	4/19/2006								25,000	92.355	641,500

Paul F. McBride	2/8/2006	150,500	215,000	322,500
	2/8/2006				1,256	2,511	3,767				207,484
	4/19/2006							4,400			406,362
	4/19/2006								14,000	92.355	359,240

(1)	Represents awards under the Executive Annual Incentive Plan to the named executive officers in 2006. As described in the Compensation Discussion and Analysis, the Compensation Committee determined in February 2007 that Black & Decker had not achieved the threshold performance goal based on earnings per share realized during 2006 and the Industrial Products Group of the Power Tools and Accessories segment had not achieved the applicable threshold performance goal applicable to it. The Compensation Committee determined that the Fastening and Assembly Systems Segment and the Consumer Products Group of the Power Tools and Accessories segment had achieved the threshold performance goal applicable to each of those units, which resulted in the payout to Messrs. Mangan and Koos reported in the Summary Compensation Table.
(2)	Represents grants of performance shares under the PEP to the named executive officers in February 2006 for the two-year performance period beginning on January 1, 2006. The performance shares are equivalent to shares of common stock, and the threshold, target, and maximum awards are equal to 50%, 100%, and 150%, respectively, of the performance shares granted. As discussed in more detail in the Compensation Discussion and Analysis, the levels of future payouts depend upon the achievement of performance targets established by the Compensation Committee. Holders of performance shares are entitled to receive cash payments in amounts equal to the dividends that would have been paid if the outstanding performance shares were in the form of common stock.

(3)	Represents awards of restricted stock, which vest upon the completion of four years of full-time employment, granted to the named executive officers in April 2006 under the Restricted Stock Plan. Holders of restricted shares are entitled to receive any dividends paid on those shares. Each award is subject to a Restricted Share Agreement that provides for forfeiture in certain events, such as voluntary termination of employment, and full vesting upon certain events, including a change in control of Black & Decker.
(4)	Represents awards of stock options granted to the named executive officers in April 2006 under the stock option plan. The grant date was the same date the Compensation Committee took action to grant these awards. The stock options become exercisable in four equal annual installments beginning 12 months after the date of grant and remain exercisable for ten years from the date of grant.
(5)	Represents the average of the high and low sale price per share as reported on the New York Stock Exchange on the date of grant. In December 2006, the Compensation Committee amended the stock option plan to treat the closing sale price per share as reported on the New York Stock Exchange on the date of grant as the exercise price for any future grants.

Perquisites    Black & Decker provided certain perquisites to the named executive officers in 2006 as summarized below:

COMPANY TRANSPORTATION    Black & Decker maintains two airplanes. Prior to Mr. Archibald joining Black & Decker, the Board of Directors adopted a resolution that the chief executive officer avoid the use of commercial airlines and use Black & Decker’s airplanes whenever air travel is appropriate, including personal travel with his family, to reduce the security risks inherent in commercial air travel. Although the named executive officers other than Mr. Archibald may use Black & Decker’s airplanes for personal use if approved by the chief executive officer, none of them used Black & Decker’s airplanes for personal use in 2006. In accordance with a resolution adopted by the Board, Black & Decker reimburses Mr. Archibald for any personal tax liability relating to his personal use of Black & Decker’s airplanes.

The Summary Compensation Table includes the incremental cost to Black & Decker of personal use of Black & Decker’s airplanes. The incremental cost is calculated based on the average variable costs of operating the airplanes. Variable costs include fuel, repairs, travel expenses for the flight crews, and other miscellaneous expenses. The total annual variable costs are divided by the total number of miles each of the airplanes flew in 2006 to determine an average variable cost per mile. Variable costs are determined separately for each airplane. The average variable cost per mile is multiplied by the miles flown for personal use to derive the incremental cost to Black & Decker. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, taxes, rent, depreciation, and insurance.

For security purposes, Black & Decker provides a vehicle and driver to Mr. Archibald. The incremental cost of the car and driver for 2006 set forth in the Summary Compensation Table includes the portion of the annual cost of the car, the driver, and fuel relating to Mr. Archibald’s personal use, including commuting, based on the percentage of personal use during the year. Black & Decker reimburses Mr. Archibald for any personal tax liability relating to the vehicle and driver.

OTHER PERQUISITES    Black & Decker previously provided home security systems for the private residences of its executive officers. Although Black & Decker discontinued this practice, it continues to offer the perquisite to those executive officers who previously received the benefit. As a result, Black & Decker maintains a home security system for Mr. Archibald’s and Mr. Fenton’s residences. Black & Decker provides the following perquisites to each of the named executive officers:

•	annual automobile allowance of $16,200, plus the cost of any necessary repairs and maintenance during the year;

•	reimbursement for financial planning services at a cost not exceeding 5% of an officer’s salary or, in the case of Mr. Archibald, approximately $17,000;

•	reimbursement of income tax preparation at a cost not exceeding 1% of an officer’s salary;

•	reimbursement for the annual dues and periodic assessments related to one country club membership and for the income taxes relating to such reimbursement;

•	personal use of tickets owned by Black & Decker to athletic and other entertainment events; and

•	life insurance coverage of five times salary, decreasing to one time at retirement.

OUTSTANDING AND EXERCISED EQUITY AWARDS

The following table provides information about all equity compensation awards held by the named executive officers at December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
	Exercisable	Unexercisable
Nolan D. Archibald	200,000			$53.7817	12/9/2008
	200,000			48.75	12/8/2009
	1,000,000			42.7812	4/30/2010
	200,000			29.995	9/20/2011
	225,000			48.33	4/29/2012
	225,000	75,000	(5)	39.74	4/27/2013
	75,000	75,000	(6)	60.19	4/25/2014
	37,500	112,500	(7)	82.255	4/24/2015
		150,000	(8)	92.355	4/18/2016
						170,000	$13,594,900
								25,503	$2,039,475
Michael D. Mangan	28,500			43.5313	10/31/2009
	50,000			42.7812	4/30/2010
	22,500			29.995	9/20/2011
	35,000			48.33	4/29/2012
	37,500	12,500	(5)	39.74	4/27/2013
	12,500	12,500	(6)	60.19	4/25/2014
	6,250	18,750	(7)	82.255	4/24/2015
		30,000	(8)	92.355	4/18/2016
						28,110	2,247,957
								7,395	591,378
Charles E. Fenton		7,500	(5)	39.74	4/27/2013
	7,500	7,500	(6)	60.19	4/25/2014
	4,500	13,500	(7)	82.255	4/24/2015
		20,000	(8)	92.355	4/18/2016
						18,200	1,455,454
								6,776	541,877
John W. Schiech	20,000			39.6563	10/15/2007
	86,500			42.7812	4/30/2010
	25,000			29.995	9/20/2011
	20,000			48.33	4/29/2012
	16,500	5,500	(5)	39.74	4/27/2013
	7,500	7,500	(6)	60.19	4/25/2014
	6,250	18,750	(7)	82.255	4/24/2015
		25,000	(8)	92.355	4/18/2016
						21,960	1,756,141
								4,826	385,935
Thomas D. Koos	20,000			48.33	4/29/2012
	18,750	6,250	(5)	39.74	4/27/2013
	7,500	7,500	(6)	60.19	4/25/2014
	4,500	13,500	(7)	82.255	4/24/2015
		25,000	(8)	92.355	4/18/2016
						20,200	1,615,394
								4,705	376,259
Paul F. McBride	500,000			54.0625	4/25/2009
	25,000			29.995	9/20/2011
	59,000			48.33	4/29/2012
	22,500	22,500	(5)	39.74	4/27/2013
	7,000	7,000	(6)	60.19	4/25/2014
	3,500	10,500	(7)	82.255	4/24/2015
		14,000	(8)	92.355	4/18/2016
						14,550	1,163,564
								4,948	395,692

(1)	The following table indicates the dates when the shares of restricted stock held by each of the named executive officers vest and are no longer subject to forfeiture:

	Vesting Date
Name	May 10, 2007	May 10, 2008	April 25, 2009	April 19, 2010
Nolan D. Archibald	48,750	16,250	50,000	55,000
Michael D. Mangan	7,763	2,587	7,760	10,000
Charles E. Fenton	4,650	1,550	6,000	6,000
John W. Schiech	4,650	1,550	7,760	8,000
Thomas D. Koos	4,650	1,550	6,000	8,000
Paul F. McBride	4,350	1,450	4,350	4,400

(2)	Represents the value of the restricted stock holdings based on a closing price of $79.97 per share on the New York Stock Exchange on December 29, 2006.
(3)	Includes performance shares granted under the PEP for the 2005-2006 and 2006-2007 performance periods that were outstanding on December 31, 2006. As described in the Compensation Discussion and Analysis, the performance of Black & Decker and applicable business units resulted in the payment of the following performance shares in the number of shares of common stock indicated below to the named executive officers in February 2007:

Name	Number of Performance Shares	Number of Shares
Nolan D. Archibald	12,796	19,194
Michael D. Mangan	3,583	5,375
Charles E. Fenton	3,327	4,991
John W. Schiech	2,315	1,736
Thomas D. Koos	2,285	1,714
Paul F. McBride	2,437	3,656

In February 2008, the Compensation Committee will determine whether the performance targets for the 2006-2007 performance periods have been achieved.
(4)	Represents the value of the performance shares based on a closing price of $79.97 per share on the New York Stock Exchange on December 29, 2006 assuming that the target performance goal had been achieved.
(5)	These options become exercisable on April 28, 2007.
(6)	These options become exercisable in two equal installments on April 26, 2007 and 2008.
(7)	These options become exercisable in three equal installments on April 25, 2007, 2008, and 2009.
(8)	These options become exercisable in four equal installments on April 19, 2007, 2008, 2009, and 2010.

The following table provides information regarding stock options exercised by the named executive officers and payouts under the PEP during fiscal year 2006:

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Nolan D. Archibald	100,000	$4,627,177	27,221	$2,249,271
Michael D. Mangan	21,500	1,079,358	7,806	645,010
Charles E. Fenton	82,500	4,388,161	7,382	609,975
John W. Schiech	46,500	2,117,093	4,073	336,552
Thomas D. Koos	20,000	1,262,330	3,677	303,831
Paul F. McBride	–0–	–0–	5,657	467,438

(1)	Represents the distribution of shares upon the payment of performance shares granted under the PEP for the performance period ended December 31, 2005. In February 2006, the Compensation Committee determined that Black & Decker had exceeded the performance goal for maximum payout. For Messrs. Archibald, Mangan, Fenton, Schiech, and Koos, Black & Decker reported these amounts in the summary compensation table included in the Proxy Statement relating to the 2006 Annual Meeting of Stockholders.

POST-EMPLOYMENT COMPENSATION

Pension Benefits    Black & Decker maintains non-contributory, tax-qualified defined benefit plans that cover most officers, including the named executive officers, and salaried employees. Tax code provisions limit the annual benefits that may be paid from tax-qualified retirement plans. Black & Decker also maintains The Black & Decker Supplemental Executive Retirement Plan (“SERP”) and The Black & Decker Supplemental Pension Plan (the “Supplemental Pension Plan”) for specified executives that authorize payment outside of the tax-qualified plans of annual benefits in excess of amounts permitted to be paid under the tax-qualified plans. Each of the named executive officers participates in the SERP and the Supplemental Pension Plan.

The calculation of benefits under these pension plans is determined by a formula that takes into account the participant’s stated average annual compensation and years of credited service. The amount of the benefit is based on the executive’s base annual salary, award under the annual incentive plan, any other annual bonus, and any salary continuance payments. The amount of compensation used when calculating the benefit is an executive’s highest three-year average of compensation out of the last seven years (or the last seven full calendar years) of employment with Black & Decker measured from each of the following dates: date of employment termination, the end of any salary continuation period, and, if a change in control has occurred, the date of the change in control.

After 15 years of credited service, an executive is entitled to an annual benefit equal to 60% of the executive’s annual compensation in the form of an annuity for the executive’s life upon retirement at the executive’s normal retirement date. For at least ten but less than 15 years of service, the amount of the annual benefit would be 50% of average annual compensation. For at least five but less than ten years of service, the amount of the annual benefit would be 5% of average annual compensation for each year of service. Black & Decker has not granted any extra years of credited service under the pension plans.

The early retirement date under the SERP is age 55. In all cases, if payments start after the participant’s early retirement date but before his normal retirement date, the benefit amount would be reduced by one-twelfth of two percentage points of the participant’s average annual compensation for each full month by which the date the participant begins receiving benefits under the SERP precedes the participant’s normal retirement date. If the participant has less than 10 years of credited service, the benefit amount would be further reduced by one-twelfth of ten percent for each full month by which the date the participant begins receiving benefits precedes the participant’s normal retirement date. This reduction for less than 10 years of credited service, however, would not apply to participants after a change in control occurs. Mr. Fenton is currently eligible for early retirement under the SERP.

Upon a change in control of Black & Decker, a participant will be entitled to the maximum benefit under the SERP, including the spouse’s death benefit, without risk of forfeiture regardless of years of credited service or age. These benefits are payable at the participant’s 55th birthday after termination of employment following a change in control. The amount of the benefit remains subject to the reduction described above if payments commence before the normal retirement date. The amount of compensation used when calculating the participant’s benefits cannot be less than it would have been if the participant had terminated employment on the date of the change in control. Future benefit accruals under the SERP cannot be amended or terminated following a change in control of Black & Decker without the participant’s consent.

In 2005, the Board of Directors amended the SERP and the Supplemental Pension Plan in response to new rules adopted under the American Jobs Creation Act that apply to deferred compensation arrangements. The amendment allowed participants irrevocably to elect by December 31, 2006, to receive their benefits under the SERP and the Supplemental Pension Plan in five equal annual installments if the participant begins receiving benefits before his or her 65th birthday or in the form of a lump sum payment if the participant begins receiving benefits after his or her 65th birthday. Lump sum payments under the SERP and the Supplemental Pension Plan are calculated as an actuarial equivalent based upon a 4.5% discount rate and, for mortality, the 1994 Group Annuity Reserving Table. Each of the named executive officers has elected to receive his benefits under the SERP and the Supplemental Pension Plan in five equal annual installments.

Under the Supplemental Pension Plan and the SERP, if a named executive officer dies while employed, his spouse will receive a death benefit that is the present value of a monthly annuity for the spouse’s life equal to 50% of that officer’s monthly annuity, either payable in five annual installments if the officer dies before age 65, or payable in one lump sum payment if the officer dies on or after age 65. If the named executive officer dies after retiring but before receiving his benefit in one lump sum payment or five annual installment payments, his spouse will receive the lump sum payment or installment payments that are unpaid at the officer’s death.

Any benefits payable under the pension plans are reduced by 100% of the participant’s Social Security benefits and any retirement, disability, death and similar benefits received from Black & Decker or any other employer. Except in the event of a change in control of Black & Decker, all of a participant’s rights and benefits under the SERP will be forfeited if:

•

a participant’s employment with Black & Decker is terminated by reason of (a) fraud, misappropriation or intentional material damage to the property or business of Black & Decker, (b) commission of a felony, or (c) the occurrence of a willful and repeated failure by the participant to perform his duties; or

•	during the 24 months beginning on the participant’s termination date, the participant enters into competition with Black & Decker or uses or discloses confidential information.

The following table reflects the number of years of credited service and the present value of the accumulated benefit under the SERP, the Supplemental Pension Plan, and the tax-qualified plan for each of the named executive officers as of December 31, 2006:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Nolan D. Archibald	SERP	20.25	$22,727,497
	Supplemental Pension Plan		12,952,944
	Pension Plan		581,325

	Total		$36,261,766

Michael D. Mangan	SERP	6.17	$1,804,623
	Supplemental Pension Plan		385,259
	Pension Plan		88,612

	Total		$2,278,494

Charles E. Fenton	SERP	16.67	$5,098,551
	Supplemental Pension Plan		1,598,414
	Pension Plan		403,509

	Total		$7,100,474

John W. Schiech	SERP	23.25	$1,854,228
	Supplemental Pension Plan		834,155
	Pension Plan		324,968

	Total		$3,013,351

Thomas D. Koos	SERP	6.33	$866,295
	Supplemental Pension Plan		151,550
	Pension Plan		59,108

	Total		$1,076,953

Paul F. McBride	SERP	6.67	$2,696,166
	Supplemental Pension Plan		592,095
	Pension Plan		100,063

	Total		$3,388,324

Although the normal retirement age is 65 under the tax-qualified plan and the Supplemental Pension Plan, normal retirement age is 60 with five years service under the SERP. The amount of the present value of accumulated benefit in the Pension Benefits table was calculated using the following assumptions:

•	the executive’s (other than Mr. Archibald) continued employment at his current compensation until his normal retirement date;

•	in the case of Mr. Archibald who has already reached the normal retirement age, as if he had retired effective December 31, 2006;

•	a 6% discount rate;

•	no mortality is assumed before retirement, and the RP2000 Combined Healthy table is used after retirement; and

•	the payment of benefits under the SERP and the Supplemental Pension Plan in five equal annual installments.

Nonqualified Deferred Compensation    Black & Decker adopted The Black & Decker Supplemental Retirement Savings Plan (the “Supplemental Savings Plan”) to allow eligible employees an opportunity to defer income that cannot be deferred under any other existing employee benefit plan. Only those designated employees who had a base salary of $100,000 or more in 2005 and are considered highly compensated employees under Black & Decker’s tax-qualified retirement savings plan are eligible to participate in the Supplemental Savings Plan. The responsibility to pay benefits under the Supplemental Savings Plan is an unfunded obligation of Black & Decker.

Under the Supplemental Savings Plan, a participant may defer up to 50% of his annual salary and 100% of any award under the annual incentive plan in addition to any deferrals under the tax-qualified plan. A matching contribution is credited to the participant’s plan account by Black & Decker for deferrals of base pay. Black & Decker matches 50% of the participant’s contributions under the Supplemental Savings Plan and the tax-qualified retirement savings plan up to the first 6% of compensation deferred.

Participants have the option of electing several different investment crediting rates under the Supplemental Savings Plan. These investment crediting rates are substantially similar to the investment options available under the tax-qualified retirement savings plan. Participants can change their investment crediting rate selections daily by contacting the Supplemental Savings Plan administrator. Black & Decker does not consider any of the earnings credited to the compensation deferred under the Supplemental Savings Plan to be above-market or preferential as defined by the SEC.

Participants may elect to receive distributions from the Supplemental Savings Plan either on a date that is at least 12 months after the participant’s termination date or on a fixed payment date that is no earlier than January 1 of the second year following the year to which the compensation deferral relates. If a participant dies before beginning to receive any payments, the participant’s account balance will be paid to the participant’s designated beneficiary or estate. Upon a change in control of Black & Decker, the entire unpaid balance of a participant’s account will be paid in one lump sum.

The following table provides information regarding the accounts of the named executive officers under the Supplemental Savings Plan:

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2006
Nolan D. Archibald	$1,637,077	$129,092	$1,037,486	$–0–	$15,750,528
Michael D. Mangan	606,301	26,790	124,063	375,305	1,267,620
Charles E. Fenton	54,987	20,893	156,557	83,339	1,379,251
John W. Schiech	533,046	19,116	331,901	–0–	1,920,266
Thomas D. Koos	296,323	18,723	173,324	–0–	1,182,624
Paul F. McBride	44,347	15,573	34,780	–0–	819,495

(1)	Includes the following amounts reported in the Salary column of the Summary Compensation Table for each named executive officer:

Name	Amount Reported
Nolan D. Archibald	$137,077
Michael D. Mangan	56,301
Charles E. Fenton	29,337
John W. Schiech	108,046
Thomas D. Koos	83,823
Paul F. McBride	25,672

(2)	These amounts were reported in the All Other Compensation column of the Summary Compensation Table.

Severance and Other Potential Post-Employment Payments and Benefits    Black & Decker has entered into certain agreements and maintains certain plans that will require Black & Decker to provide compensation to the named executive officers in the event of a termination of employment or a change of control of Black & Decker. These agreements and plans are described below.

EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER    The terms and conditions of employment of Mr. Archibald are governed by a written employment contract, which was amended and restated in February 2006. Mr. Archibald’s contract currently provides for an annual salary of $1,500,000 and his continued participation in all compensation and benefit plans.

Mr. Archibald’s employment agreement provides for the payment of benefits if Black & Decker terminates his employment without cause or Mr. Archibald terminates his employment for good reason. Under the employment agreement, Mr. Archibald has the right to terminate his employment for good reason upon the occurrence of the following events:

•	failure of Black & Decker to perform its obligations under the employment agreement;

•	assignment to Mr. Archibald of any duties inconsistent with his current status as chairman, president and chief executive officer;

•	upon the occurrence of a change in control, Mr. Archibald is not the chairman, president and chief executive officer of the successor entity;

•	reduction in Mr. Archibald’s annual base salary;

•	failure by Black & Decker to continue any compensation plan in which Mr. Archibald participates; or

•	failure by Black & Decker to continue any material benefit provided to Mr. Archibald.

Upon the termination of Mr. Archibald’s employment by Black & Decker without cause or by Mr. Archibald with good reason, Mr. Archibald would be entitled to the following benefits:

•	Severance payment equal to (1) three times the sum of Mr. Archibald’s annual base salary and the “EAIP maximum payment” plus (2) the “PEP maximum payment;”

•

“EAIP maximum payment” means the maximum payment that Mr. Archibald could have received under the Executive Annual Incentive Plan, determined as if Mr. Archibald had remained a participant and all performance goals that would have entitled Mr. Archibald to a maximum payment are met or exceeded.

•

“PEP maximum payment” equals the sum of (1) the value of 150% of the performance shares that are forfeited by Mr. Archibald pursuant to the PEP plus (2) 150% of the product of (a) Mr. Archibald’s annual base salary multiplied by (b) the percentage target used to calculate the number of performance shares awarded to Mr. Archibald under the PEP.

•	Mr. Archibald will fully vest in all outstanding stock options, and all shares of restricted stock will become fully vested and no longer subject to forfeiture;

•	reimbursement of all legal fees and expenses incurred by Mr. Archibald as a result of his termination; and

•

life, disability, accident and health insurance benefits for three years following termination substantially similar to those benefits to which Mr. Archibald was entitled immediately prior to termination.

Upon the occurrence of a change in control, Mr. Archibald will fully vest in all outstanding stock options, and, under the terms of the Restricted Stock Plan and the PEP, respectively, all shares of restricted stock previously awarded to Mr. Archibald will become fully vested and no longer subject to forfeiture, and Mr. Archibald will receive the maximum number of performance shares held by him (150% of the target award for each performance period) under the PEP. In connection with a change in control, Mr. Archibald will be entitled to a gross-up payment if he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Under the employment agreement, a change in control is deemed to take place whenever (1) a person, group of persons, or other entity becomes the beneficial owner of securities of Black & Decker having 20% or more of the combined voting power of Black & Decker’s then-outstanding securities; (2) a significant change in the composition of the Board occurs; (3) Black & Decker enters into an agreement that would result in a change in control; or (4) the stockholders of Black & Decker approve certain types of extraordinary transactions.

If Mr. Archibald notifies the Compensation Committee of his expected retirement date, the agreement requires the Compensation Committee to establish a vesting schedule with respect to all subsequent awards of stock options and restricted stock that ensures that those stock options and shares of restricted stock will vest on or before Mr. Archibald’s expected retirement date. On a date that is 18 months following Mr. Archibald’s retirement, Black & Decker will pay Mr. Archibald an amount equal to 150% of any performance shares that Mr. Archibald forfeits under the PEP. For purposes of calculating this payment, the value of each performance share will be the closing price per share of Black & Decker’s common stock on the New York Stock Exchange on or nearest to Mr. Archibald’s retirement date.

EXECUTIVE SALARY CONTINUANCE PLAN    In addition to the severance benefits agreements discussed below, Black & Decker has an executive salary continuance plan covering some executives, including Messrs. Mangan, Fenton, Schiech, Koos, and McBride. If a covered executive is terminated other than for cause, the executive’s compensation and certain benefits will be continued for a specified period of up to two years. The compensation and benefits payable under the executive salary continuance plan will be offset by the compensation and benefits paid or credited to the executive by another employer. Black & Decker will continue to pay the difference between the new compensation and benefits and the executive’s base salary and benefits at the time of termination, if higher, for the remainder of the salary continuance period.

SEVERANCE BENEFITS AGREEMENTS    In 1986, Black & Decker entered into severance benefits agreements that provided for payments to be made to certain key management employees who are terminated following a change in control of Black & Decker. These agreements have been amended and restated from time to time and currently cover 17 employees, including each named executive officer other than Mr. Archibald. The severance benefits agreements expire on December 31, 2011, unless a change in control occurs prior to that date, in which case the agreements expire 36 months after the date of the change in control.

The severance benefits agreements provide for the payment of specified benefits if employment terminates under certain circumstances following a change in control. A change in control is deemed to take place whenever: (1) a person, group of persons, or other entity becomes the beneficial owner of securities of Black & Decker having 20% or more of the combined voting power of Black & Decker’s then-outstanding securities; (2) a significant change in the composition of the Board occurs; (3) Black & Decker enters into an agreement that would result in a change in control; or (4) the stockholders of Black & Decker approve certain types of extraordinary transactions.

The severance benefits agreements provide that each executive will fully vest in all outstanding stock options held by the executive upon the occurrence of a change in control. Upon the occurrence of a change in control, all shares of restricted stock previously awarded to the executive will become fully vested and no longer subject to forfeiture under the terms of the Restricted Stock Plan, and the executive will receive the maximum number of performance shares held by him or her (150% of the target award for each performance period) under the terms of the PEP.

Circumstances triggering payment of severance benefits under these agreements include: (1) involuntary termination of employment for reasons other than death, disability, or cause; or (2) voluntary termination by the employee in the event of significant changes in the nature of his or her employment, including reductions in compensation and changes in responsibilities and powers. Benefits under the severance benefits agreements generally include:

•

Severance payment equal to (1) three times the sum of the executive’s annual base salary and the “maximum participant award” plus (2) 150% of the product of (a) the executive’s annual base salary multiplied by (b) the percentage target used to calculate the number of performance shares awarded to the executive under the PEP;

•	reimbursement of all legal fees and expenses incurred by the executive as a result of his termination;

•	a gross-up payment if the executive is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code; and

•

life, disability, accident and health insurance benefits for three years following termination substantially similar to those benefits to which the executive was entitled immediately prior to termination.

For purposes of the severance benefits agreements, the “maximum participant award” means the maximum payment that the executive could have received under the applicable annual incentive plan, determined as if the executive had remained a participant and all performance goals that would have entitled the executive to a maximum payment are met or exceeded.

EQUITY COMPENSATION PLANS    Under the terms of the Restricted Stock Plan, all shares of restricted stock held by a participant vest upon a change in control of Black & Decker or the death of the participant. If the participant is age 55 years or older, a prorated amount of the restricted shares vest upon the participant’s retirement based on the amount of time that has elapsed after the grant of those restricted shares until the date of the participant’s retirement.

Under the terms of the PEP, a participant will earn the maximum award (150% of the target award for each performance period) with respect to any outstanding performance shares upon a change in control of Black & Decker. If a participant dies or retires with the right to receive a pension benefit prior to the end of a performance period, the participant will forfeit a prorated number of performance shares based on the number of calendar months remaining in the performance period following the participant’s death or retirement. With respect to the performance shares that are not forfeited, the performance period will continue and the percentage of remaining performance shares that are earned or forfeited will be determined based upon the extent to which Black & Decker achieves the applicable performance goals for the performance period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL    The following tables describe the potential payments upon termination of employment or a change in control of Black & Decker for each of the named executive officers effective on December 31, 2006, in addition to the benefits payable under Black & Decker’s pension plans and the deferred compensation plan, which are described above. Upon a change in control, each named executive officer would be entitled to the maximum benefit under the SERP without risk of forfeiture regardless of years credited service or age (but subject to a reduction if payments commence before the normal retirement date). The amounts in the following tables for stock options, restricted stock, and performance shares under the PEP represent the value of the awards that vest as a result of the termination of the named executive officer’s employment or a change in control. For purposes of valuing the stock options, restricted stock, and performance shares granted under the PEP, the amounts below are based on a per share price of $79.97, which was the closing price as reported on the New York Stock Exchange on December 31, 2006. In the column with the heading “Retirement,” the value of the performance shares is based on the participant’s target amount and does not take into account the extent to which Black & Decker achieves the applicable performance goals for the performance period.

Benefits and Payments upon Termination	Voluntary Termination	Termination without Cause or for Good Reason(1)	Change in Control without Termination	Termination without Cause or for Good Reason after Change in Control(2)	Retirement
Nolan D. Archibald
Severance Payment	$–0–	$18,134,212	$–0–	$15,075,000	$–0–
Stock Options	–0–	4,500,750	4,500,750	–0–	–0–
Restricted Stock	–0–	13,594,900	13,594,900	–0–	5,887,152
Performance Equity Plan	–0–	–0–	3,059,212	–0–	1,531,426
Excise Tax Reimbursement	–0–	–0–	–0–	–0–	–0–
Tax Gross Up	–0–	–0–	–0–	–0–	–0–
Benefits	–0–	75,149	–0–	75,149	–0–

Total	$–0–	$36,305,011	$21,154,862	$15,150,149	$7,418,578
Michael D. Mangan
Severance Payment	$–0–	$575,000	$–0–	$4,053,750	$–0–
Stock Options	–0–	–0–	750,125	–0–	–0–
Restricted Stock	–0–	–0–	2,247,957	–0–	947,964
Performance Equity Plan	–0–	–0–	887,067	–0–	438,955
Excise Tax Reimbursement	–0–	–0–	–0–	863,046	–0–
Tax Gross Up	–0–	–0–	–0–	1,349,894	–0–
Benefits	–0–	99,443	–0–	46,502	–0–

Total	$–0–	$674,443	$3,885,149	$6,313,192	$1,386,919

Benefits and Payments upon Termination	Voluntary Termination	Termination without Cause or for Good Reason(1)	Change in Control without Termination	Termination without Cause or for Good Reason after Change in Control(2)	Retirement
Charles E. Fenton
Severance Payment	$–0–	$1,000,000	$–0–	$3,300,000	$–0–
Stock Options	–0–	–0–	450,075	–0–	–0–
Restricted Stock	–0–	–0–	1,455,454	–0–	613,530
Performance Equity Plan	–0–	–0–	812,815	–0–	404,008
Excise Tax Reimbursement	–0–	–0–	–0–	–0–	–0–
Tax Gross Up	–0–	–0–	–0–	–0–	–0–
Benefits	–0–	138,019	–0–	32,224	–0–

Total	$–0–	$1,138,019	$2,718,344	$3,332,224	$1,017,538
John W. Schiech
Severance Payment	$–0–	$440,000	$–0–	$2,838,000	$–0–
Stock Options	–0–	–0–	369,615	–0–	–0–
Restricted Stock	–0–	–0–	1,756,141	–0–	700,777
Performance Equity Plan	–0–	–0–	578,903	–0–	285,573
Excise Tax Reimbursement	–0–	–0–	–0–	–0–	–0–
Tax Gross Up	–0–	–0–	–0–	–0–	–0–
Benefits	–0–	74,628	–0–	43,000	–0–

Total	$–0–	$514,628	$2,704,659	$2,881,000	$986,350
Thomas D. Koos
Severance Payment	$–0–	$430,000	$–0–	$2,773,500	$–0–
Stock Options	–0–	–0–	399,788	–0–	–0–
Restricted Stock	–0–	–0–	1,615,394	–0–	641,599
Performance Equity Plan	–0–	–0–	564,388	–0–	279,495
Excise Tax Reimbursement	–0–	–0–	–0–	605,303	–0–
Tax Gross Up	–0–	–0–	–0–	946,756	–0–
Benefits	–0–	76,541	–0–	42,741	–0–

Total	$–0–	$506,541	$2,579,570	$4,368,300	$921,094
Paul F. McBride
Severance Payment	$–0–	$860,000	$–0–	$2,580,000	$–0–
Stock Options	–0–	–0–	1,043,635	–0–	–0–
Restricted Stock	–0–	–0–	1,163,564	–0–	514,447
Performance Equity Plan	–0–	–0–	593,538	–0–	295,329
Excise Tax Reimbursement	–0–	–0–	–0–	–0–	–0–
Tax Gross Up	–0–	–0–	–0–	–0–	–0–
Benefits	–0–	159,542	–0–	42,741	–0–

Total	$–0–	$1,019,542	$2,800,737	$2,622,741	$809,776

(1)	Mr. Archibald would receive these amounts under the terms of his employment agreement. The other named executive officers would receive these amounts under the executive salary continuance plan. The amounts of compensation and benefits payable under the executive salary continuance plan assume that each participant does not receive any compensation or benefits from another employer.
(2)	These amounts would be payable to the named executive upon the termination of the executive’s employment without cause or for good reason after a change in control in addition to the amounts identified under the heading “Change in Control without Termination.” The amounts of the excise tax reimbursement and tax gross up are calculated assuming the named executive receives the amounts identified under both columns.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Black & Decker’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mark H. Willes (Chairman)

George W. Buckley

Benjamin H. Griswold, IV

Anthony Luiso

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed Black & Decker’s audited financial statements for the fiscal year ended December 31, 2006, with management and with Black & Decker’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”). Management is responsible for the preparation of the financial statements and the maintenance of effective internal control over financial reporting and its assessment that Black & Decker maintained effective internal control over financial reporting as of December 31, 2006. E&Y is responsible for performing independent audits of Black & Decker’s consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, and expressing opinions thereon.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 90 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with E&Y its independence, and has considered the compatibility of non-audit services provided by E&Y with its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2006, be included in Black & Decker’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

M. Anthony Burns (Chairman)

Barbara L. Bowles

Robert L. Ryan

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee must approve in advance all audit and non-audit services provided by Black & Decker’s independent registered public accounting firm. The Audit Committee has engaged E&Y to serve as Black & Decker’s independent registered public accounting firm during 2007 and has approved certain non-audit services to be provided by E&Y. Unless a stockholder directs otherwise, proxies will be voted for the ratification of the selection of E&Y as the independent registered public accounting firm for 2007. If the appointment is not ratified by the stockholders, the Audit Committee will consider the selection of another independent registered public accounting firm for 2007.

A representative of E&Y is expected to be present at the 2007 Annual Meeting of Stockholders. The representative will be given the opportunity to make a statement and will be available to respond to appropriate questions.

When pre-approving non-audit services provided by Black & Decker’s independent registered public accounting firm, the Audit Committee determines that the provision of these services is consistent with the basic principles of independence that the auditor cannot: (1) function in the role of management, (2) audit its own work, or (3) serve in an advocacy role for Black & Decker. The Audit Committee also considers the amount of non-audit services previously provided by the independent registered public accounting firm to determine whether the additional non-audit services are compatible with maintaining the firm’s independence. If it is necessary for Black & Decker to engage E&Y to provide certain non-audit services between regularly scheduled meetings of the Audit Committee, the Audit Committee has delegated to the Chairman of the Committee the authority to pre-approve particular non-audit services in categories that the Committee has approved and are compatible with maintaining E&Y’s independence. Decisions made by the Chairman of the Committee will be reported to the Committee at its next regularly scheduled meeting.

Although Black & Decker closely monitors the nature of the services provided by E&Y, it is possible that E&Y will provide non-audit services that were not recognized as non-audit services at the time of engagement. In order to ensure that the independence of E&Y is consistent with the Sarbanes-Oxley Act of 2002 (the “SOA”), the Audit Committee has authorized its Chairman to approve on its behalf any non-audit services rendered by E&Y if: (1) the services are permitted by the SOA, (2) the services were not recognized by Black & Decker at the time of engagement to be non-audit services, (3) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by Black & Decker to E&Y during a fiscal year, (4) the services are promptly brought to the attention of the Audit Committee, and (5) the approval is given prior to the completion of the audit. Black & Decker will disclose in its Proxy Statement the percentage of fees paid to the independent auditor under this procedure. There were no fees paid to E&Y under this procedure during 2006 or 2005.

Audit Fees    The aggregate fees billed and expected to be billed by E&Y for professional services rendered for the audit of Black & Decker’s annual financial statements, the reviews of the financial statements included in Black & Decker’s Quarterly Reports on Form 10-Q, the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, and services provided in connection with statutory or regulatory filings were $6,895,000 for the fiscal year ended December 31, 2006, and $5,913,000 for the fiscal year ended December 31, 2005.

Audit-Related Fees    The aggregate fees billed and expected to be billed by E&Y in each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of Black & Decker’s financial statements and not reported under the caption Audit Fees were $435,000 for the year ended December 31, 2006, and $1,565,000 for the year ended December 31, 2005. These services included employee benefit plan audits, assistance with debt and regulatory compliance issues, due diligence and accounting consultations related to mergers, acquisitions and dispositions, accounting consultations concerning regulatory reporting, attest services, and assistance with regulatory reports.

Tax Fees    The aggregate fees billed and expected to be billed by E&Y in each of the last two fiscal years for professional services rendered for tax compliance, tax advice, and tax planning were $2,465,000 for the year ended December 31, 2006, which included $1,130,000 for tax compliance services and $1,335,000 for tax advice and planning services, and $2,517,000 for the year ended December 31, 2005, which included $1,062,000 for tax compliance services and $1,455,000 for tax advice and planning services. These services included assistance in the preparation of Black & Decker’s tax returns and expatriate tax returns, assistance with tax audits and appeals, tax advice relating to mergers, acquisitions, dispositions, and employee benefits, requests for rulings or technical advice from taxing authorities, and organization tax structure evaluation and planning.

All Other Fees    The aggregate fees billed and expected to be billed by E&Y for professional services rendered during each of the last two fiscal years other than as stated above under the captions Audit Fees, Audit-Related Fees, and Tax Fees were $ –0– for the year ended December 31, 2006, and $ –0– for the year ended December 31, 2005.

The Audit Committee recommends a vote FOR the ratification of the selection of Ernst & Young LLP.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006, with respect to shares of Black & Decker’s common stock that may be issued under equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under plans (excluding securities listed in the first column)
Equity compensation plans approved by security holders:
1. Stock option plans for employees	6,036,012		$55.68	2,310,493
2. Directors Stock Option Plan	56,208		$45.92	None	(1)
3. Performance Equity Plan	83,740	(2)	N/A	1,111,806
4. Directors Stock Plan	71,167	(3)	N/A	–0–	(4)
5. Restricted Stock Plan	N/A		N/A	369,008
Equity compensation plans not approved by security holders	None		N/A	None

(1)	In August 2002, Black & Decker discontinued granting stock options under the Directors Stock Option Plan.

(2)	Represents performance units granted under the PEP that are equivalent to shares of common stock and are payable upon the achievement of performance-based goals established by the Compensation Committee. The maximum number of shares of common stock that may be issued upon the achievement of the performance-based goals is 150% of the performance units granted under the PEP.
(3)	Represents phantom shares held in deferred compensation accounts for the benefit of non-management directors under the Directors Stock Plan. The phantom shares ultimately will be paid in shares of common stock at the end of the deferral period selected by the directors.
(4)	The Directors Stock Plan has 66,939 shares available for issuance without taking into account the phantom shares. Black & Decker must increase the amount authorized for issuance under the Directors Stock Plan before the settlement of phantom shares or settle the phantom shares in cash based on the fair market value of Black & Decker’s common stock.

STOCKHOLDER PROPOSAL

The following stockholder proposal was submitted under Rule 14a-8 of the Securities Exchange Act. The approval of the stockholder proposal requires the affirmative vote of a majority of votes cast at the meeting, provided the holders of a majority of the outstanding shares of stock are present in person or by proxy at the meeting. Abstentions and broker non-votes will not be treated as votes cast at the meeting and will not affect the result of the vote.

STOCKHOLDER PROPOSAL

This proposal was submitted by the United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, N.W., Washington, D.C. 20001, beneficial owner of approximately 1,300 shares:

RESOLVED: That the shareholders of The Black & Decker Corporation (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1. The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2. The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3. Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement:    We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

BLACK & DECKER’S STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

The Board of Directors opposes the adoption of this stockholder proposal because:

•	the methodology described in the proposal could result in substantial bonuses and equity awards that are inconsistent with a pay-for-performance philosophy,

•

Black & Decker’s executive compensation program reflects a more appropriate pay-for-performance philosophy that focuses all executives on Black & Decker’s annual and long-term financial performance and on long-term stock price performance,

•	the proposal would unduly restrict the Compensation Committee’s discretion, and

•	the proposal would adversely affect Black & Decker’s ability to attract, retain, and motivate top quality executives with the qualifications necessary to drive the financial success of Black & Decker.

The proposal’s requirement that compensation is received only when performance exceeds the peer median or mean performance would prohibit any annual and long-term incentive awards if Black & Decker’s performance falls even slightly below the peer median or mean performance, even where an executive may be performing at an extraordinary level in the face of unique business challenges or where the performance of a business unit clearly justifies such awards. Conversely, the program described in the proposal may result in the payment of incentive awards solely because Black & Decker exceeded peer group performance but did not achieve its own targets. For example, in years when Black & Decker and its peer group are underperforming as a whole but Black & Decker’s performance is above the mean or median performance of the peer group, the methodology described in the proposal could result in the payment of substantial bonuses and equity awards to Black & Decker’s executives. This result is contrary to Black & Decker’s pay-for-performance philosophy. The Board believes that linking performance goals to its own operating and strategic plans, as opposed to the financial performance of a peer group of companies over which Black & Decker and its executives have no control, is the best way to link compensation to company, business unit, and individual performance and encourage the achievement of Black & Decker’s goals.

A significant portion of the named executive officers’ total compensation is performance-based and tied to the annual and long-term financial performance of Black & Decker. As described in the Compensation Discussion and Analysis, the annual incentive awards and long-term awards under the PEP are predicated on the achievement of performance goals established by the Compensation Committee at the beginning of the relevant performance period. The amounts of the payouts, if any, are based on actual corporate and business unit performance measured against these performance goals. Consistent with Black & Decker’s pay-for-performance philosophy, Messrs. Archibald, Fenton, Schiech, and McBride did not receive a payout relating to the 2006 performance period under the annual incentive plan because Black & Decker had not achieved the corporate threshold performance goal and the Industrial Products Group of the Power Tools and Accessories segment had not achieved its business unit threshold performance goal. Stock options are inherently performance-based because a holder of stock options receives no benefit unless Black & Decker’s stock price increases after the date of the stock option grant.

In 2006, the Compensation Committee retained its compensation consultant, Watson Wyatt, to conduct a pay-for-performance analysis of Black & Decker’s executive compensation program. The analysis provided a perspective on the alignment of pay and performance versus a peer group of 18 companies during fiscal years 2003-2005. This analysis is more fully described on page 19 of this Proxy Statement. Watson Wyatt confirmed the Board’s view that pay and performance are appropriately aligned under Black & Decker’s executive compensation program and no major changes to the program were required.

The Board of Directors is also concerned that implementing this proposal would deny the Compensation Committee the flexibility it needs to design and administer an appropriate compensation program that attracts, retains, and motivates top quality executives. In choosing the appropriate compensation arrangements, the Compensation Committee must consider many factors, including

•	goals established by the Board,

•	management, tax and accounting consequences,

•	competitive practices of other companies, and

•	prevailing pay rates.

The Compensation Committee regularly receives competitive market data from a broad group of companies to provide a frame of reference when evaluating executive compensation. Limiting the Compensation Committee’s ability to design compensation programs and set competitive compensation levels in line with those of other companies would place Black & Decker at a competitive disadvantage in the recruitment and retention of top executives. The Board believes that the Compensation Committee, which is composed entirely of independent directors, needs to maintain the flexibility to use its judgment to design and administer an executive compensation program that reflects the variety of objectives that Black & Decker seeks to pursue through its compensation arrangements, which are described in the Compensation Discussion and Analysis.

In conclusion, the adoption of the proposal could lead to the payment of bonuses in years when Black & Decker does not achieve its performance goals but outperforms the peer group, which is contrary to Black & Decker’s pay-for-performance philosophy. In addition, the adoption of this proposal is unnecessary because Black & Decker’s compensation program is already performance-based. The compensation realized by Black & Decker’s executives is higher during those years in which Black & Decker achieves superior performance. If Black & Decker does not achieve the performance goals established by the Compensation Committee, the executives do not realize as much compensation. In 2006, a majority of the named executive officers did not receive an annual bonus because Black & Decker did not achieve the performance goals. The adoption of the proposal also would restrict the Compensation Committee’s ability to design and administer a performance-based compensation program to achieve Black & Decker’s objectives and would place Black & Decker at a significant disadvantage in the recruitment and retention of top quality executives.

The Board of Directors recommends a vote AGAINST the Stockholder Proposal.

STOCKHOLDER PROPOSALS AND OTHER BUSINESS TO BE CONSIDERED AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS

It is expected that the 2008 Annual Meeting of Stockholders will be held on April 17, 2008. In order to be considered for inclusion in the Proxy Statement for that meeting, stockholder proposals must be submitted in writing, must be received on or before November 13, 2007, and must include the full and correct name and address of the stockholder making the proposal and the number of shares of common stock owned. If the shares are not registered in the stockholder’s name but are beneficially owned, proof of ownership must be submitted with the proposal. In addition, the stockholder must state in writing his or her intention to appear personally or by proxy at the meeting to present the proposal.

Stockholders desiring to bring business before the 2008 Annual Meeting of Stockholders in a form other than a stockholder proposal in accordance with the preceding paragraph must give written notice that is received by the Corporate Secretary at the principal office of Black & Decker after December 19, 2007, and before January 18, 2008. The written notice must comply with the provisions of Black & Decker’s bylaws summarized below under the heading Other Matters.

OTHER MATTERS

Management does not know of any other matters that will properly come before the 2007 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, or if any of the persons named as nominees for election as directors should decline or be unable to serve as a director, the persons named as Proxies are authorized to vote the shares as they see fit and will act according to their best judgment.

The bylaws provide that, to be properly brought before the meeting, business must be:

•	specified in the notice of meeting (or any supplemental notice) given by or at the direction of the Board;

•	otherwise properly brought before the meeting by or at the direction of the Board; or

•	otherwise properly brought before the meeting by a stockholder.

In addition to any other applicable requirements, the stockholder must have given written notice that is received by the Corporate Secretary at the principal executive office of Black & Decker not less than 90 days nor more than 110 days prior to the meeting. If Black & Decker provides less than 100 days’ notice or prior public disclosure of the date of the meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which the meeting notice was mailed or the public disclosure was made, whichever occurred first. The stockholder’s notice must include:

•	a brief description of each matter of business to be brought before the meeting and the reasons for conducting the business at the meeting;

•	any material interest of the stockholder in the business;

•	the name and address of the stockholder proposing the business; and

•	the number of shares of common stock beneficially owned by the stockholder.

No stockholders submitted written notice to Black & Decker that they intended to bring business before the 2007 Annual Meeting of Stockholders in compliance with the preceding paragraph. As a result, only the business described in the attached Notice of Annual Meeting of Stockholders and any other business brought forth by or at the direction of the Board will be considered at the meeting.

No business shall be conducted at the meeting except as described above. If the chairman of the meeting determines that any business was not properly brought before the meeting, the chairman will announce this at the meeting and the business will not be conducted.

March 12, 2007

Towson, Maryland

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting of Stockholders

April 19, 2007

The Black & Decker Corporation

701 East Joppa Road

Towson, Maryland 21286

HAVE YOU MOVED?

The Black & Decker Corporation

Mail Stop TW266

701 East Joppa Road

Towson, Maryland 21286

Please change my address on the books of The Black & Decker Corporation.

Name of Owner:	Account #:
(Print name exactly as it appears on stock certificate)

From (Old Address):

To (New Address):

Street Address                            City or Town            State        Zip Code

Date:                                         Signature:

Owner should sign name exactly as it appears on stock certificate.

If this form is signed by a representative, evidence of authority should be supplied.

The Black & Decker

Corporation

INTERNET

http://www.proxypush.com/bdk

Go to the Web site address listed above

Have your proxy card ready.

Follow the simple instructions that appear on your computer screen.

Internet voting will be available until 9.00 am, eastern time, on April 19, 2007

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET/TELEPHONE

24 HOURS A DAY, 7 DAYS A WEEK

TELEPHONE

1-866-430-8292

OR Use any touch tone telephone

Have your proxy card ready

Follow the simple recorded instructions

Telephone voting will be available until 9.00 am, eastern time, on April 19, 2007

MAIL

OR Mark sign and date your proxy card

Detach your proxy card

Return your proxy card in the postage paid envelope provided

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Please sign, date, and return the proxy card promptly using the enclosed envelope.

Votes must be indicated (x) in black or blue ink.

The Board of Directors recommends a vote FOR:

1. Election of all Directors

FOR ALL WITHHOLD FOR ALL EXCEPTIONS

Nominees: 01 - N.D. Archibald, 02 - N.R. Augustine, 03 - B.L. Bowies, 04 - G.W. Buckley

05 - M.A. Bums, 06 - K.B. Clark, 07 - M.A. Fernandez, 08 - B.H. Grisworld, IV,

09 - A. Luiso, 10 - R.L. Ryan, 11 - M.H. Willes

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

2. Ratification of Ernst & Young LLP as the independent registered public accounting firm. FOR AGAINST ABSTAIN

The Board of Directors recommends a vote AGAINST:

3. Stockholder Proposal. FOR AGAINST ABSTAIN

SCAN LINE

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign if signing as attorney, trustee, executes administrator custodian guardian or corporate officer. please give full title

Date Share Owner sign here Co-Owner sign here

THE BLACK & DECKER CORPORATION

701 East Joppa Road, Towson, Maryland 21286

THE BLACK & DECKER CORPORATION

701 East Joppa Road, Towson, Maryland 21286

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Nolan D. Archibald, Manuel A. Fernandez, and Mark H. Willes, and each of them, Proxies of the undersigned, with power of substitution, to vote all shares of common stock of The Black & Decker Corporation that the undersigned could vote if present at the 2007 Annual Meeting of Stockholders to be held April 19, 2007, and any adjournments of the meeting. The undersigned further gives the Proxies authority to vote according to their best judgment on any other matters properly coming before the meeting.

You are encouraged to specify your choice by marking the appropriate boxes. (SEE REVERSE SIDE), but you NEED NOT MARK any boxes if you wish to VOTE IN ACCORDANCE with the Board of Directors’ recommendations. Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

Continued on the reverse side. Must be signed and dated on the reverse side.

To change your address, please mark this box.

To include any comments, please mark this box.

Comments or change of address.

THE BLACK & DECKER CORPORATION

P.O. BOX 11140

NEW YORK, N.Y. 10203-0140

(If you have written in the above space, please mark the corresponding box above.)